Exhibit 10.1

Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

COLLABORATION AND LICENSE AGREEMENT

BY AND BETWEEN

BOEHRINGER INGELHEIM INTERNATIONAL GMBH

Binger Strasse 173, 55216 Ingelheim am Rhein

AND

Surrozen OPERATING, INC.

171 Oyster Point Blvd., Suite 400, South San Francisco, CA 94080

BI Contract No: 43105378

277004734 v2

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is effective as of 30 September 2022 (the “Effective Date”) and is entered into by and between BOEHRINGER INGELHEIM INTERNATIONAL GMBH, a corporation organized and existing under the laws of Germany, having a business address at Binger Str. 173, 55216 Ingelheim am Rhein, Germany (“BI”), and Surrozen Operating, Inc., a corporation organized and existing under the laws of Delaware, having its registered office at 171 Oyster Point Blvd. #400, South San Francisco, CA 94080 (“SU”). BI and SU are referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, BI is a research-based pharmaceutical company that is a member of the Boehringer Ingelheim group of companies, which group possesses expertise and resources relating to the research, development, manufacturing and marketing of pharmaceutical products;

WHEREAS, SU is a research-based biotechnology company discovering and developing drug candidates to selectively modulate the Wnt pathway with potential application across multiple disease areas, including inflammatory bowel disease, hepatitis, eye diseases, hearing loss, lung and airway diseases, and certain neurological disorders;

WHEREAS, the Parties envisage to establish a collaboration which provides BI access to a research program in Diabetic Macular Ischemia, other ophthalmology indications, and Intellectual Property (as defined below) related to Fzd4 SWAPs (Surrozen Wnt Signal Activating Protein) for tissue-specific modulation of the Wnt pathway;

WHEREAS, BI desires to obtain an exclusive license from SU to Develop and Commercialize Compounds and Products in the Field (as defined below) in the Territory (as defined below), and SU is willing to grant such a license to BI on the terms and conditions set forth herein;

WHEREAS, BI recognizes SU’s expertise in the field of SWAPs and the Parties wish to enter into a research collaboration to Develop Compounds and / or Products as further described in the Research Program.

WHEREAS, this Agreement governs the terms and conditions of the exclusive license to the Licensed Technology, the duration and scope of the rights granted, the ownership of Intellectual Property related to and/or generated under this Agreement, the collaborative Development activities with respect to Compounds such as, inter alia, the responsibilities and activities to be performed by each Party, and the consideration payments owed by BI to SU.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for good and sufficient consideration, the sufficiency of which is acknowledged by the Parties, the Parties hereby agree as follows:

1.
DEFINITIONS

Unless specifically set forth to the contrary under this Agreement, the following terms, whether used in singular or plural form, shall have the respective meanings set forth below.

1.1
“Accounting Standards” means the maintenance of records and books of accounts in accordance with International Financial Reporting Standards (IFRS) or Generally Accepted Accounting Principles (GAAP) or those accounting standards used in accordance with the German Handelsgesetzbuch (HGB), which standards or principles (as applicable) are currently used at the relevant time, and consistently applied by the applicable Party.
1.2
“Affiliate” means in view of a Party or a Third Party, any corporation, firm, limited liability company, partnership, or other entity that directly or indirectly controls, or is controlled by, or is under common control with such Party or such Third Party. For the purpose of this definition only, “control” means (a) ownership, directly or indirectly, of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) of the shares of stock entitled to vote for the election of directors in the case of a corporation, or more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) of the equity interests in the case of any other type of legal entity, or status as a general partner in any partnership, or (b) any other arrangement whereby the respective Party or Third Party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.
1.1
“Annual Net Sales” means all Net Sales in the Territory in a Calendar Year.
1.2
“Applicable Law” means all laws, statutes, ordinances, regulations, rules, orders, or and other pronouncements having the effect of law of any Governmental Authority or court of competent jurisdiction that may be in effect from time to time during the term of this Agreement and applicable to the activities of a Party hereunder, including for clarity such rules, regulations and other requirements of any Regulatory Authority.
1.3
“Background IP” means any Intellectual Property Controlled by a Party, as evidenced by appropriate records, (i) prior to the Effective Date or (ii) after the Effective Date and generated or acquired independently outside the scope of this Agreement.
1.3
“Background Patent” means any Patent directed to any Invention which is part of Background

IP.
1.4
“BI Materials” means any Material provided by or on behalf of BI to be used in the Research Program including those generated on behalf of BI by Third Parties.0F
1.5
“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in San Francisco (California), or Ingelheim, Germany (as applicable) are authorized or required by law to remain closed.
1.6
“Calendar Quarter” means a period of three calendar months ending on March 31, June 30, September 30 or December 31 in any Calendar Year.
1.7
“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.8
“CFDA” means the China Food and Drug Administration and any successor agency thereto.

1.9
“Change of Control” means, with respect to a Party, (1) a merger or consolidation or similar transaction of such Party with a Third Party that results (i) in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation or (ii) in the members of the board of directors of such Party immediately prior to such transaction constituting less than a majority of the members of the board of directors of such Party immediately following such transaction, or (2) a transaction or series of related transactions in which a Third Party, together with its Affiliates, (i) becomes the beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party or (ii) has the power, directly or indirectly, to elect a majority of the members of the Party's board of directors, or similar governing body, or (3) the sale or other transfer to a Third Party of all or substantially all of such Party's business or assets to which this Agreement relates, but in each case (1) through (3), excluding any consolidation or merger effected exclusively to change the domicile of a Party, any transaction or series of transactions effected principally for а bona fide financing transaction, and a stock sale to underwriters in a public offering. The acquiring or combining Third Party in any of (1), (2) or (3), and any of such Third Party's Affiliates (other than the acquired Party and its Affiliates as in existence prior to the applicable transaction) are referred to collectively herein as the “Acquirer”.
1.4
“Clinical Trial” means any experiment in which a drug or therapy is administered or dispensed to, or used involving, one or more human subjects (including but not limited to a Phase I Clinical Trial, a Phase II Clinical Trial, and a Phase III Clinical Trial).
1.5
“Combination Product” means a pharmaceutical formulation containing as its active ingredients both a Compound and one or more other therapeutically active ingredients.
1.6
“Commercialization” means any and all activities directed to the commercialization of a pharmaceutical product (including any Product), including marketing, detailing, promotion, market research, distributing, order processing, handling returns and recalls, booking sales, customer service, administering, and commercially selling such product, importing, exporting, and transporting such product for commercial sale, and seeking pricing and reimbursement approval of such product (if applicable) whether before or after Regulatory Approval has been obtained, as well all regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” means to engage in Commercialization.
1.7
“Commercially Reasonable Efforts” means with respect to the Development or Commercialization of a Compound or Product, [*], as the case may be, [*], in each case [*]. “Commercially Reasonable Efforts” means with respect to all other activities under this Agreement, [*].
1.8
“Compound” means (a) one lead molecule and two back-up molecules2F, the lead molecule to be2 chosen by BI by written notice provided to SU no later than [*] after completion of the Research Plan, and the two back-up molecules to be2 to be chosen by BI by written notice provided to SU no later than [*], each of which (the lead molecule and the back-up molecules) is a Target-Specific monoFzd4 SWAP that is (i) Controlled by SU on the Effective Date or (ii) generated by the Parties in the course of the Research Program, or (b) any molecule that is (i) derived from a molecule described under (a), (ii) a Target-Specific monoFzd4 SWAP and (iii) generated by or on behalf of a Party in accordance with Section 3.4.
1.9
“Compound-Specific Invention” means any Invention that is solely directed to [*]. For clarity, any Invention that can be [*] is not a Compound-Specific Invention.3F
1.10
“Co-Packaged Product” means a single packaged product containing a Product and one or more other therapeutically or prophylactically active products as separate components in a co-packaged form.
1.11
“Confidential Information” means all information, data or Know-How, whether technical or non-technical, that is disclosed, orally, electronically, visually or in writing, by one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”) pursuant to this Agreement4F provided, however, that Confidential Information shall not include any such information, data or Know-How that:

a.
is published or generally known to the public through no fault or omission on the part of the Receiving Party;
b.
was known or used by the Receiving Party prior to its disclosure by the Disclosing Party to the Receiving Party, as evidenced by the Receiving Party’s written records;
c.
is disclosed (other than in connection with this Agreement) to the Receiving Party, without restrictions on Receiving Party’s disclosure or use thereof, by a Third Party having no obligation under any agreement to keep such information confidential; or
d.
is independently developed by the Receiving Party as demonstrated by its contemporaneous written records without the use of Confidential Information of the Disclosing Party.

Information that is otherwise confidential and consists of a combination of information shall not be deemed to be in the public domain if individual elements of such information are in the public domain, unless the specific combination of those elements is also in the public domain. The terms of this Agreement shall be deemed the Confidential Information of both Parties. Confidential Information of a Party shall include any information disclosed by a Third Party to such Party under obligations of confidentiality pursuant to the terms of any agreements between such Third Party and such Party, provided the information otherwise meets the criteria of Confidential Information (as described above).

1.12
“Confidentiality Period” means the period of the term of the Agreement, as determined in Section 17.1 (“Term”), and a period of [*] thereafter.
1.13
“Control”, “Controls” or “Controlled by” means for any item of or right under any Intellectual Property, the possession of (whether by ownership or license, other than pursuant to this Agreement) the ability of a Party or its Affiliates to grant access to, or a license or sublicense of, such items or right as provided for under this Agreement without violating the terms of any agreement or other arrangement with any Third Party and without violation of any Applicable Law.
1.14
“Cover” means, with respect to (a) any claim of any Patent and (b) any compound, invention and/or product (including, without limitation any Compound and Product) in any jurisdiction, that such claim would be infringed (or if such claim is in a pending patent application, such claim would be infringed if it were issued), absent a license, by the research, discovery, development, commercialization, making, having made, use, sale, offer for sale, export or import of such compound, invention and/or product (including, without limitation any Compound and Product) in such jurisdiction.

1.15
“Default” means with respect to a Party, that such Party shall have materially breached its obligations set forth in this Agreement.
1.16
“Development” means all activities that relate to obtaining, maintaining or expanding Regulatory Approval of a Product, including: (a) the conduct of research activities (including drug discovery, identification, or synthesis) with respect to a Compound or Product; or (b) preclinical and clinical drug development activities and other development activities with respect to a Compound or Product, including test method development and stability testing, toxicology, formulation, process development, qualification and validation, quality assurance, quality control, the conduct of Clinical Trials, statistical analysis and report writing, the preparation and submission of regulatory materials with respect to the foregoing, and all other activities necessary or useful or otherwise requested or required by a Regulatory Authority or as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development.
1.17
“EMA” means the European Medicines Agency and any successor agency thereto.
1.18
“EU Major Market” means each of [*].
1.19
“Exploit” means to research, develop, have developed, manufacture, have manufactured, use, register, have registered, market, have marketed, make, have made, offer for sale, have offered for sale, sell, have sold, distribute, have distributed, export and import or otherwise commercialize.
1.10
“FDA” means the United States Food and Drug Administration and any successor agency thereto.
1.20
“Field” means all fields and uses, including but not limited to the use of a Product for the diagnosis, treatment, palliation or prevention of a disease or medical or aesthetic condition in humans or animals.
1.21
“First Commercial Sale” means, on a country-by-country and Product-by-Product basis, the first sale by BI, its Affiliates or Sublicensees in an arm’s length transaction of such Product to a Third Party other than a Sublicensee in such country in exchange for cash (or other consideration) after (i) Regulatory Approval for such Product has been granted in such country and (ii) receipt of any necessary pricing or reimbursement authorizations and approvals, if any, that are legally required for the distribution, marketing, promotion, offer for sale, use, import, export or sale of such Product in such country.
1.22
“Foreground IP” means Joint Foreground IP, BI Foreground IP and SU Foreground IP.
1.23
“Foreground Patents” means Patents directed to any Invention which is part of Foreground IP.

1.11
“Fzd4 Binding Region” means the amino acid sequences of [*] of (a) a Compound or (b) a variant of such Compound wherein (i) [*] of such Compound; (ii) [*] of such Compound; (iii) [*] of such Compound; (iv) [*] of such Compound; (v) [*] of such Compound; and (vi) [*] of such Compound, in each case of (a) or (b) that cause such Compound or variant to [*] as compared to [*].6F
1.24
“Generic Competition” means and shall be deemed to exist in a particular country in the Territory with respect to a particular Product in a given Calendar Quarter if in such country during such Calendar Quarter one or more Generic Products (other than a Generic Product sold by or on behalf of (a) BI, (b) its Affiliate, or (c) a Sublicensee under a license granted by BI or its Affiliates or (d) a Third Party that purchased such Generic Product in a chain of distribution that actively included BI or any of its Affiliates or Sublicensees 7F in the aggregate account for [*] in such country, as measured by [*] or, if such data is not available, such other reliable data source as reasonably agreed upon by SU and BI. If no data is commercially available, then the Parties shall agree upon a methodology for estimating the percentage [*] in such country. A Generic Product that has been [*] without [*] Compounds or Products shall not be considered an exclusion as set forth in (d) under this Section 1.35.
1.25
“Generic Product” means, with respect to a particular Product or Combination Product and a particular country, any biologic medicinal product (other than the Product or Combination Product, as applicable) that is a biosimilar of such Product, and, if the Product is a component of a Combination Product, a biosimilar of the Combination Product, that is approved under a biological product licensure application submitted by any person under 42 U.S.C. § 262(k) or any similar abbreviated route of approval in such country.
1.26
“GLP Toxicology Study” means a toxicological study enabling the performance of a Phase I Clinical Trial as stipulated in the ICH guideline M3(R2), performed under current GLP regulations.
1.12
“Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial, county, or other political subdivision, agency or other body, domestic or foreign or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, tribunal or other entity).
1.13
“IND” means (a) an Investigational New Drug application which is a request for authorization from the FDA to administer an investigational drug to humans, or (b) a similar application to other national health authorities, like EMA, PMDA, CFDA and others.
1.27
“Indication” means any separately defined, well-categorized human disease, syndrome, aesthetic or medical condition. For example, each of the following is a separate Indication: [*].

For the avoidance of doubt, two different subpopulations within a single disease, for example, [*], are the same Indication. For clarity, [*] and does not qualify as a separate Indication.
1.28
“Initiation” means, with respect to a Clinical Trial, the first dosing of the first human subject in such Clinical Trial.
1.29
“Intellectual Property” means all rights in Inventions, Patents, priority rights, copyrights, design rights, trade names, trademarks, service marks, Know-How, database rights, domain names and all other intellectual property rights (whether registered or unregistered) and all applications and rights to apply for any of them, anywhere in the world.
1.30
“Invention” means any process, method, utility, formulation, composition of matter, article of manufacture, discovery or finding or improvement that is conceived and/or reduced to practice, whether patentable or not.
1.31
“Invoice” means an original or electronically signed invoice sent by SU to BI with respect to any payment due hereunder, containing the information and meeting the requirements as set forth in Schedule 1.44 (“Invoice”), which shall be modified in the event of a change in the applicable legal requirements.
1.32
“Know-How” means all technical information, know-how and data, in any tangible or intangible form and whether or not patentable, including Inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, methods, practices, techniques, Results, formulations, software, algorithms, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data and stability data), studies and procedures, compounds, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them.
1.33
“Knowledge” means [*].
1.34
“Licensed Background Patent” means any Licensed Patent that claims Background IP.
1.35
“Licensed Foreground Patent” means any Licensed Patent that claims Foreground IP.
1.36
“Licensed Know-How” means all Know-How as of the Effective Date or during the term of this Agreement that is part of the Licensed Technology.
1.37
“Licensed Patents” means all Patents as of the Effective Date or during the term of this Agreement that are part of the Licensed Technology. Licensed Patents include Licensed Background Patents and Licensed Foreground Patents.

1.38
“Licensed Technology” means any Intellectual Property that is (a) Controlled by SU as of the Effective Date or during the term of this Agreement and (b) that is necessary or reasonably useful to Exploit the Target, Compounds or Products. Licensed Technology includes, but is not limited to, cell lines,8F Know-How embodying or Patents Covering any of the Targets, Compounds or Products, including, but not limited to, the composition of the Compounds themselves, methods of manufacture thereof, formulations therewith, combinations including such Compounds and the intended medical use(s) thereof within the Field, in each case provided that the criteria set forth in (a) and (b) of the preceding sentence are satisfied. A brief non-exhaustive description of the Licensed Technology is included in Schedule 1.51 (“Licensed Technology”). Notwithstanding the foregoing, Licensed Technology shall not include:
a.
Intellectual Property that becomes Controlled by SU as result of a Change of Control (for clarity: Intellectual Property that is Controlled by an Acquirer and not by SU prior to the Change of Control); or
b.
Any Intellectual Property that becomes Controlled by SU after the Effective Date as a result of SU obtaining a license thereto after the Effective Date, unless such license is a New Technology License in accordance with Section 9.11.
1.14
9F“LRP Binding Region” means the amino acid sequences of [*] of (a) a Compound, or (b) a variant of such Compound wherein (i) [*] of such Compound; (ii) [*] of such Compound; (iii) [*] of such Compound, in each case of (a) and (b) that cause such Compound to [*].10F
1.39
“Major Market” means each of the [*].
1.40
“Material” means any reagent, assays, tool, cell line, protein, antibody, virus, chemical compound, product, sample or other substance or tangible material, as well as any derivatives or modifications thereof.
1.41
“Minimum Royalty” means, on a country-by-country, Product-by-Product, and Calendar Quarter-by-Calendar Quarter basis, the sum of (a) [*] for such Product in such country in such Calendar Quarter plus (b) [*] of such Product in such country in such Calendar Quarter; provided, however, that [*] of such Product in such country in such Calendar Quarter.
1.42
“Monospecifically” means that a particular binding domain as a bivalent binder binds to [*] with [*] of [*] and binds to [*] with [*] of [*].
1.43
“[*]” means [*].
1.44
“Net Sales” means, with respect to a certain time period, the gross invoiced sales charged for Product(s) sold by or for BI, its Affiliates and Sublicensees in arm’s length transactions to Third Parties (but not including sales between BI, its Affiliates, and/or their respective Sublicensees)

during such time period, less the total of the following documented charges or expenses to the extent incurred with respect to such Products as determined in accordance with the relevant Accounting Standards, consistently applied across all products sold by BI, in each case without duplication:
a.
[*]

BI, its Affiliates and Sublicensees shall not [*] on the Product in order to [*], such that the Product would [*]. All defined deductions in this section shall be consistent with BI’s audited financial statements.

For the sake of clarity and avoidance of doubt, sales by BI, its Affiliates, or Sublicensees of a Product to Recognized Agent of such Product in a given country shall be considered a sale to a Third Party customer.

[*] shall not be included in Net Sales. [*] shall also not be part of Net Sales.

Upon any sale or other disposal of any Product that should be included in Net Sales for any consideration other than an exclusively monetary consideration on bona fide arm’s length terms, then for purposes of calculating the Net Sales under this Agreement, such Product shall be deemed to be [*] during the applicable reporting period [*] for such Product in the country in which such sale or other disposal occurred when such Product is [*]. In the event no [*] is available for the Product [*] in such country during the applicable reporting period, then such Product shall be deemed to be [*] at the [*] during the applicable reporting period [*] for such Product in all countries in which such sale or other disposal occurred when such Product is [*] (provided, however, that if such Product is not [*] in any country, then BI shall calculate in good faith [*] for the Product, [*] as are then [*] to [*] then being [*] and having [*]; provided, however, that if [*], the Parties shall [*].

In the event a Product is sold as a Combination Product or Co-Packaged Product, Net Sales of the Combination Product or Co-Packaged Product will be calculated as follows:

a)
If the Combination Product and/or Co-Packaged Product, the Product and the other product are sold separately, Net Sales of the Product portion of Combination Products and Co-Packaged Products will be calculated by multiplying the total Net Sales of the Combination Product or Co-Packaged Product by the fraction A/(A+B), where A is [*], and B is [*].
b)
If the Combination Product and/or the Co-Packaged Product and the Product are sold separately, but the [*] cannot be determined, Net Sales of the Combination Product or the Co-Packaged Product shall be equal to the Net Sales of the Combination Product or Co-Packaged Product multiplied by the fraction A/C wherein A is [*] and C is [*].

c)
If the Combination Product and/or the Co-Packaged Product and the other product(s) are sold separately, but the [*] cannot be determined, Net Sales of the Combination Product and/or Co-Packaged Product shall be equal to the Net Sales of the Combination Product and/or Co-Packaged Product multiplied by the following formula: one (1) minus B/C wherein B is [*] and C is [*].
d)
If the Combination Product or Co-Packaged Product are sold but the [*] can be determined, Net Sales of the Combination Product or Co-Packaged Product shall be equal to Net Sales of the Combination Product or Co-Packaged Product multiplied by [*].

The [*] for such other product(s) contained in the Combination Product or Co-Packaged Product shall be calculated for each Calendar Year by [*] of such other product(s), as published by IQVIA or another mutually agreed independent source.

In the initial Calendar Year during which a Combination Product or Co-Packaged Product is sold, a forecasted [*] shall be used for the Product, other product(s), or Combination Product and/or Co-Packaged Product. Any over- or underpayment due to a difference between forecasted and actual [*] shall be paid or credited in the second royalty payment of the following Calendar Year. In the following Calendar Year the [*] of the previous Calendar Year shall apply from the second royalty payment on.

1.45
“Non-Product-Specific Licensed Background Patent” means any Licensed Background Patent that is not a Product-Specific Background Patent. On a country-by-country basis, upon the [*], all [*] in such country [*] shall thereafter be [*].
1.46
“Non-Product-Specific Licensed Foreground Patent” means any Licensed Foreground Patent that is not a Product-Specific Foreground Patent.
1.15
“Ophthalmological Indication” means any diseases of the eye, including but not limited to [*].
1.47
“Orphan Disease” means an Indication that affects fewer than [*] of [*].
1.48
“Patent” means any and all (i) patents, (ii) patent applications, including all provisional and non-provisional applications, foreign patent application, patent cooperation treaty (PCT) applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patents granted thereon, (iii) all patents-of-addition, reissues, re-examinations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or equivalents thereof such as patent term extensions, (iv) inventor’s certificates, letters patent, (v) utility models, (vi) designs, or (vii) any other substantially equivalent form of government-issued right substantially similar to any of the foregoing described in subsections (i)-(vii) above.

1.49
“Phase I Clinical Trial” means a human clinical trial conducted in any country that meets the requirements of 21 CFR §312.21(a). By way of example and not limitation, a Phase I Clinical Trial is usually [*] to assess [*] of an investigational drug, and the emphasis in Phase I Clinical Trials is usually on [*] and it is typically [*]. For clarity, a Phase I Clinical Trial may also [*].
1.50
“Phase II Clinical Trial” means a human clinical trial conducted in any country that meets the requirements of 21 CFR §312.21(b). By way of example and not limitation, a Phase II Clinical Trial is usually [*] to assess [*] about an investigational drug, along with [*]. For clarity, a Phase II Clinical Trial may also [*].
1.51
“Phase III Clinical Trial” means a human clinical trial conducted in any country that meets the requirements of 21 CFR §312.21(c). By way of example and not limitation, a Phase III Clinical Trial is [*] to gather [*] of the drug and, along with [*], to provide [*]. For clarity, a Phase III Clinical Trial may [*].
1.52
“PMDA” means the Japanese Pharmaceuticals and Medical Devices Agency and any successor agency thereof.
1.53
“Product” means any pharmaceutical product in finished dosage form containing a Compound as an active pharmaceutical ingredient for use in the Field. For clarity, Product includes Combination Product.
1.54
“Product-Specific Licensed Background Patent” means [*].
1.55
“Product-Specific Licensed Foreground Patent” means [*].
1.56
“Product-Specific Claim” means any claim that (a) (i) Covers a Compound and (ii) [*] of such Compound [*] as defined in [*] or [*] of such Compound or [*] as defined in [*], wherein such claim may also [*] so long as [*] as defined in [*] and do not [*] or (b) is solely directed to a [*].
1.57
“Public Official” means any officer or employee of a local or foreign government or any department, agency, political party, institution, or instrumentality thereof (including officers and employees of government controlled entities), or of a public international organization as well as any person acting in an official capacity for or on behalf of any such government, department, agency, institution or instrumentality, or for or on behalf of any such public international organization as well healthcare professionals, working in healthcare institutions, in which the central, regional or local government owns an interest or has control or which are paid partly or as a whole by the government.
1.16
“Recognized Agent” means any Third Party who is solely granted the right to perform distribution activities to distribute Products directly to customers in countries where BI has no Affiliate or Sublicensee.

1.58
“Regulatory Approval” means, with respect to a pharmaceutical product in a country, the technical, medical and scientific licenses, registrations, authorizations and approvals (including approvals of marketing authorization applications and variation approvals) of any Regulatory Authority necessary for the distribution, marketing, promotion, offer for sale, use, import, export or sale of such pharmaceutical product in such country.
1.59
“Regulatory Authority” means any (i) Governmental Authority, notified bodies or other organization in a country or region that regulates the manufacture or sale of pharmaceutical or medicinal products or medical devices, including the FDA, PMDA and the EMA, and any successors thereto and (ii) any other relevant bodies authorized by Applicable Law to review or otherwise exercise oversight over marketing authorization applications, other regulatory filings or regulatory approvals.
1.60
“Regulatory Exclusivity” means, with respect to a particular Product in a country in the Territory, any period of regulatory data protection, market exclusivity or similar regulatory protection afforded by a Regulatory Authority in such country, that prevents such Regulatory Authority from accepting or approving any application by a Third Party to market a generic or biosimilar version of such Product for any Indication and/or prevents such Regulatory Authority from authorizing any Third Party to market a generic or biosimilar version of such Product for any Indication. It is understood and agreed by the Parties that Regulatory Exclusivity shall not include any exclusivity conferred by any Patent Right.
1.17
“Research Plan” means the plan outlining the activities performed by BI and by SU as set forth in Article 2 of this Agreement, attached hereto as Schedule 1.77 and subject to written amendments, if any, in accordance with the processes outlined in this Agreement (“Research Plan”).
1.61
“Research Term” means the period beginning on the Effective Date and ending twelve (12) months thereafter unless this Agreement is terminated earlier. Such twelve (12) months period can be extended by up to six (6) months upon written notification by BI. Any further extension of this Research Term will require the mutual agreement of the Parties [*].11F
1.62
“Results” means all information, know-how, data, documents, measurement results, software and Intellectual Property identified or first reduced to practice or writing in the course of or arising from the Research Program.
1.63
“Senior Executives” means: (i) in the case of SU, the Chief Executive Officer or such individual’s nominated designee who is a member of SU’s senior management with appropriate decision making authority; and (ii) in the case of BI, depending on the actual status of the relevant Product(s), the senior-most executive vice-president responsible for research, development, medicine or marketing and sales, or, in each case, such individual’s nominated designee who is a member of BI’s senior management with appropriate decision making authority.

1.64
“Start of Development” or “SoD” means, the event where BI selects a Compound that meets [*]. For clarity, SoD is granted by [*].
1.65
“SU Materials” means any Material provided by or on behalf of SU to be used by BI in the Research Program including those generated on behalf of SU by Third Parties12F.
1.66
“Sublicensees” means with respect to BI a Third Party to whom BI (or its Affiliate or another of its Sublicensees) grants (directly or indirectly) a license or sublicense under any rights granted to BI under this Agreement to Develop or Commercialize Products in the Territory. For clarity, Affiliates working for or on behalf of BI, Recognized Agents and Third Party Collaborators are not considered Sublicensees under this Agreement.
1.67
“Target” means any of (1) Fzd4 and [*]; (2) Fzd4 and [*], and/or (3) Fzd4 and [*].
1.68
“Target-Specific monoFzd4 SWAP” means a [*], bispecific molecule (a) that consists of an IgG to which 2 VHH domains have been fused, wherein (i) one (1) VHH domain is fused to each arm of the IgG, (ii) each arm of the IgG binds Monospecifically to Fzd4 ([*]) and (iii) each VHH domain binds specifically to [*] and (b) where the binding of such IgG arms and VHH domains to the applicable Targets [*].
1.69
“Taxes” means all forms of preliminary or finally imposed taxation, domestic and foreign taxes, fees, levies, duties and other assessments or charges of whatever kind (including but not limited to sales, use, excise, stamp, transfer, property, value added, goods and services, withholding and franchise taxes) together with any interest, penalties or additions payable in connection with such taxes, fees, levies duties and other assessments or charges.

1.70
“Territory” means any and all countries in the world.
1.71
“Third Party” means an entity other than (i) BI or any of its Affiliates, or (ii) SU or any of its Affiliates.
1.72
“Third Party Collaborations” means academic collaborations and service provision relationships between BI and Third Party Collaborators pursuant to which such Third Party Collaborators, in collaboration with BI or its Affiliates, and on behalf of BI or its Affiliates, conduct Development and/or Commercialization activities in connection with the Compounds or Products.

1.73
“Third Party Collaborators” means Third Party collaborators, subcontractors and service providers that are involved in conducting on behalf of BI Development and/or Commercialization activities relating to the Compounds or Products pursuant to Third Party Collaborations, including without limitation CMOs or CROs.
1.74
“Upstream Licenses” means [*].
1.75
“Upstream Royalty Burden” means, on a country-by-country, Product-by-Product, and Calendar Quarter-by-Calendar Quarter basis, the [*] for such Product sold in such country in such Calendar Quarter.
1.76
“Valid Claim” means (a) a claim of an issued Patent that has not expired or has not been abandoned, or has not been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period), or (b) a claim within a Patent application which application has not been pending for more than [*] from the date of its priority filing date provided such claim has not been irretrievably revoked, irretrievably cancelled, irretrievably withdrawn, held invalid or abandoned by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period), or finally determined to be unallowable in a decision from which an appeal cannot or can no longer be taken. For clarity, a claim of an issued Patent that ceased to be a Valid Claim before it issued because it had been pending too long, but subsequently issues and is otherwise described by clause (a), shall again be considered to be a Valid Claim once it issues.
1.77
The following Capitalized Terms have the meaning that is given in the Section indicated in the table below:

Term	Section
Acquirer	1.12
Additional Cure Period	17.2.1
Alliance Manager	7.6
Animal Welfare Questionnaire	15.1.1
Auditor	11.10.5
Bankruptcy Code	9.9

BI Auditors	11.16
BI Indemnitees	16.1
BI Foreground IP	9.1.3
Competing Program	4.5
Damages	16.1
Data Package	6.1
Default Cure Period	17.2.1
Default Notice	17.2.1
Defaulting Party	17.2.1
Development Milestone Event	11.5
Development Milestone Payment	11.5
Development Report	3.3
Disclosing Party	1.20
Dispute	18.1
ICC	18.2
Indemnified Party	16.3
Indemnifying Party	16.3
Indication Non-Compete Period	4.3
Infringed Non-Product-Specific Patent	9.5.4
Infringed Product-Specific Patent	9.5.1
IP Action	9.8.1

Items	13.1
Joint Foreground IP	9.1.4
Joint Steering Committee or JSC	7.1
Material Provider	2.3
Material Receiver	2.3
New Mandatory Hybrid License	9.11.2
New Mandatory Hybrid Technology	9.11.2
New Optional Hybrid Technology	9.11.3
New Optional Hybrid License	9.11.3
New Specific Technology	9.11.1
New Third Party Specific License	9.11.1
New Third Party License	9.11.3
Non-Defaulting Party	17.2.1
Non-Product-Specific Patenting Activities	9.2.4
Patent Term Extension	9.4
Product-Specific Patenting Activities	9.2.2
Program Director	7.5
Provided Materials	2.3
Receiving Party	1.20
Regulatory Milestone Event	11.6
Regulatory Milestone Payment	11.611.6

Related Molecules	1.71
Replacement Product	11.9
Request	18.2
Research Milestone Event	11.4
Research Milestone Payment	11.4
Research Program	2.1
Royalty	11.10.1
Royalty Term	11.10.2b
Rules	18.2
Sales Milestone Event	11.8
Sales Milestone Payment	11.8
Selection Period	17.1
SU Deliverables	2.2
SU Foreground IP	9.1.2
SU Indemnitees	16.2
SU/Sublicensee Agreement	5.4
Third Party Claim	16.3
Trade Compliance Laws	13.1

2.
RESEARCH PROGRAM
1.78
Collaboration. During the Research Term and subject to the oversight and review of the JSC, BI and SU shall use Commercially Reasonable Efforts to conduct the activities outlined in the

Research Plan in accordance with the terms of this Agreement and all Applicable Laws (“Research Program”). Each Party shall use scientific, technical, and other personnel who are sufficiently qualified and have requisite skills to perform the activities assigned to it. Each Party shall bear its own costs for the conduct of the Research Program. Notwithstanding the foregoing, if [*] the Research Plan [*] pursuant to Section [*], BI will reimburse SU for [*].
1.79
SU Deliverables. SU shall provide to BI: (a) copies of14F all Results and protocols generated under this Agreement, and (b) reports and any documents described as deliverables in the Research Program (both (a) and (b) the “SU Deliverables”).
1.80
Materials.15F Each Party (in such capacity, the “Material Provider”) shall provide the other Party (in such capacity, the “Material Receiver”) those Materials required by the Research Plan to be provided by such Party, if any, for the conduct of the Research Program. Any Material provided by or on behalf of the Material Provider to the Material Receiver hereunder shall be employed by the Material Receiver solely in the conduct of the Research Program according to the Research Plan. BI Materials provided to SU, or SU Materials provided to BI (such Materials, the “Provided Materials”), or any portion thereof, shall only be provided to those employees of the Material Receiver who are directly involved in conducting the Research Program and have a need for such Provided Materials pertaining to the performance of the Research Program.
1.80.1
All Provided Materials are provided “as-is.” The Material Provider does not represent, warrant or guarantee that the Provided Materials are merchantable or satisfactory for any particular purpose and the Material Provider hereby disclaims all warranties, express or implied, to such effect. Information and data relating to Provided Materials provided hereunder do not certify, validate, imply or represent that any Provided Materials are fit for any use.
1.80.2
Except as expressly outlined in the Research Plan, the Material Receiver shall not (a) reverse engineer, disassemble, decompile, analyze, sequence or otherwise determine the structure of any of the Provided Materials, nor attempt to do so, directly or indirectly, through the use of a Third Party; (b) use the Provided Materials in connection with any Third Party materials except as set out in the Research Plan; or (c) modify the Provided Materials in any manner inconsistent with the Research Plan.
1.80.3
The Material Receiver, at the Material Provider’s request and expense, shall cooperate with the Material Provider in securing and filing any necessary statements or documents to preserve and evidence the Material Provider’s ownership of and security interest in the Provided Materials in any jurisdiction in which the Material Receiver uses the Provided Materials as reasonably requested by the Material Provider.

1.80.4
The Material Receiver shall ensure that any and all Provided Materials are securely stored and used solely for and in accordance with the Research Program governed by the Research Plan, and for no other purpose.
1.80.5
Within [*] of completion of the Research Program or, if earlier, upon the Material Provider’s request, the Material Receiver shall return to the Material Provider, or dispose of, all quantities of unused Provider Materials, as instructed by the Material Provider in writing, by fax or e-mail, at the Material Provider’s cost, and confirm, in writing, by fax or e-mail, such disposition to the Material Provider if applicable.
3.
DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS; DILIGENCE
1.18
Development/Commercialization. As soon as reasonable after (i) completion of the Research Plan, (ii) availability of [*] during the Research Term or thereafter, and (iii) any [*] according to Section [*], that are required for [*], if any, BI shall [*] and shall notify SU in writing in accordance with Section 11.3 after receipt of SoD approval. After the first SoD approval, BI, as its cost, has the sole and exclusive right and responsibility for conducting, either itself or through one or more Affiliates, Sublicensees or Recognized Agents, Development and Commercialization of any Compound(s) and/or Product(s) in the Territory for use in the Field in accordance with the requirements of this Agreement.
1.81
BI Diligence. BI shall use (and shall cause its Affiliates and Sublicensees to use) Commercially Reasonable Efforts to [*] Compound or Product, as applicable, in [*]. Notwithstanding the foregoing, [*], BI shall be permitted to [*], provided that BI [*].
1.82
Reports. Until the [*] in the Field in the Territory BI shall keep SU reasonably informed as to the progress of its and its Affiliates’ and Sublicensees’ Development activities in respect of Products including by providing to SU, on an [*] basis, a reasonably detailed written report in English as outlined in Schedule 3.3 (the “Development Report”). The Development Report shall specify (a) the Development activities performed during the previous [*] and results thereof, (b) the Development activities planned for the coming [*], (c) the status and timeline for each Clinical Trial currently or previously conducted or planned to be conducted with respect to any Product, and (d) material regulatory filings that have been or are planned to be made with respect to any Product; provided, however, that such Development Report and/or other reports or plans for Development as confirmed or changed from time to time are on a non-binding basis, and are not meant to constitute any obligation, or otherwise be enforced by any Party to this Agreement or by any Third Party, and BI may at any time, in its sole discretion, change or decide to change such plans for Development. SU shall keep the Development Reports confidential in accordance with Article 10. BI shall answer all reasonable questions with respect to any Development Report that SU submits within [*] after SU’s receipt thereof.

1.83
Compound Changes and New Target-Specific monoFzd4 SWAPs.
1.83.1
If BI desires to modify the sequence of one or more of the Compounds described in part (a) of the “Compound” definition in Section 1.17 (i.e. the lead and back-up molecules) for the sole purpose of [*], then BI has the right to conduct by itself, through SU, an Affiliate of BI or a Third Party Collaborator the necessary or useful research to make such modifications, at BI’s discretion and expense. BI shall notify SU in writing about such plans. Within [*] following SU’s receipt of such notice from BI, SU shall notify BI in writing whether (i) SU is willing to conduct the necessary research to make such modifications, at BI’s expense, pursuant to an adapted Research Plan to be agreed by the Parties, or (ii) SU declines to conduct such research, in which case the Research Plan shall be amended to reflect BI’s conduct of such research, and the Research Term will be extended in accordance with Section 1.78.
1.83.2
If BI makes any Compound modifications by itself or through an Affiliate or Third Party Collaborator pursuant to Section 3.4.1 [*] under this Agreement by itself or through an Affiliate or Third Party Collaborator, BI shall promptly disclose to SU each such resulting modification that qualifies as a Compound under part (b) of the “Compound” definition in Section 1.17 [*] and BI shall [*] all Intellectual Property that [*] such Compound or [*] (including related modifications that [*] as such Compound or [*]; such Intellectual Property shall be [*] (unless [*].
4.
EXCLUSIVITY
1.84
During the Research Term, except for work pursuant to the Research Plan, neither SU or any of its Affiliates nor BI or any of its Affiliates shall, independently or with any Third Party, (1) generate any new Target-Specific monoFzd4 SWAPs or (2) preclinically or clinically develop or Commercialize any Target-Specific monoFzd4 SWAPs. SU shall have the right to use Target-Specific monoFzd4 SWAPs in the performance of independent SU-funded research intended to elucidate Fzd biology, provided that SU [*].
1.85
After the Research Term and prior to the end of the Indication Non-Compete Period, SU shall not independently, or with any Third Party, preclinically or clinically develop or Commercialize any Target-Specific monoFzd4 SWAPs for Ophthalmological Indications. SU shall have the right to use Target-Specific monoFzd4 SWAPs in the performance of independent, SU-funded research directed to Ophthalmological Indications, provided that SU [*] such use of Target-Specific monoFzd4 SWAPs.
1.86
For a period of [*] after the Effective Date (the “Indication Non-Compete Period”), BI shall not and will cause its Affiliates and Sublicensees to not clinically develop or Commercialize any

Compound or Product outside the Ophthalmological Indications. For clarity, [*].
1.87
Notwithstanding the foregoing, nothing within this Article 4 shall prohibit (i) [*] from researching, developing and Commercializing any Target-Specific monoFzd4 SWAPs or (ii) [*] from [*] to develop Target-Specific monoFzd4 SWAPs, provided however that (x) neither [*] uses any Intellectual Property Controlled by SU or any Confidential Information of SU, and (y) any such activity is [*] related to a Compound or Product.
1.88
Notwithstanding the foregoing, if a Third Party becomes an Affiliate of SU during the Indication Non-Compete Period, through merger, acquisition, consolidation or other similar transaction and such new Affiliate, [*], is engaged in research, development, manufacture or Commercialization activities that, if conducted by SU, would be in breach of its exclusivity obligations set forth in this Article 4 (a “Competing Program”):
1.88.1
If such transaction results in a Change of Control of SU, then such new Affiliate shall have the right to continue such Competing Program and such continuation shall not constitute a breach by SU of its exclusivity obligations set forth in Section 4.1 or 4.2, provided that such new Affiliate [*].
1.88.2
If such transaction does not result in a Change of Control of SU, then SU and its new Affiliate shall have [*] from the closing date of such transaction to wind down or divest such Competing Program, and its new Affiliate’s conduct of such Competing Program during such [*] period shall not constitute a breach by SU of its exclusivity obligations set forth in Section 4.1 or 4.2, provided that such new Affiliate [*] during such [*] period [*] under this Agreement and does not [*] which was [*].
1.89
Neither the exclusive license to BI according to Article 5 nor the exclusivity obligations set forth in this Article 4 shall prevent SU from using binding sequences contained in Target-Specific monoFzd4 SWAPs, to generate new molecules that are not Target-Specific monoFzd4 SWAPs.
5.
LICENsE GRANT
1.90
Background IP License. Each Party shall grant and hereby grants to the other Party, a worldwide, royalty-free, fully paid-up, cost-free, non-exclusive license to use its Background IP only for the purpose of carrying out the activities under the Research Plan. Neither Party may grant any sublicense to use the other Party’s Background IP without the prior written consent of the other Party, except that BI may allow its Affiliates or any Third Party Collaborators working for or on behalf of BI or a BI Affiliate to use the SU Background IP for the purpose of carrying out the Research Plan.

1.91
Licensed Technology License. SU grants to BI an exclusive (even as to SU and its Affiliates), cost-bearing, worldwide, perpetual (unless terminated before expiration), transferrable, sub-licensable license under all Licensed Technology to Exploit Compounds and/or Products in the Field in the Territory. For clarity, the foregoing includes a sublicense of the rights licensed to SU under the Upstream Licenses or any New Technology Licenses.
1.92
No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license or any other right or interest, by implication or otherwise, in any Confidential Information or other Know-How disclosed to it under this Agreement or under any Intellectual Property owned or Controlled by the other Party or its Affiliates.
1.93
Sublicensing. BI shall have the right to grant sublicenses with respect to the rights licensed to BI under this Agreement without the prior consent of SU, provided that each sublicense granted by BI to a Sublicensee shall be subject and subordinate to the terms and conditions of this Agreement and shall contain terms and conditions materially consistent with those in this Agreement, including with respect to Intellectual Property, confidentiality and diligence, and shall not in any way diminish, reduce or eliminate any of BI’s obligations under this Agreement. BI shall use reasonable efforts to enforce compliance by each of its Sublicensees with the applicable sublicense agreement. BI shall be free to grant sublicenses with respect to the rights licensed to BI under this Agreement to Third Party Collaborators solely for use pursuant to a Third Party Collaboration, and the conditions of this Section 5.4 (“Sublicensing”) shall only apply to such Third Party Collaborations with respect to [*]. BI shall be responsible for any and all failures by its Sublicensees and Third Party Collaborators to comply with the applicable terms of this Agreement.

Any sublicense granted by BI to a Sublicensee that contains terms and conditions materially consistent with those in this Agreement shall [*] pursuant to Section [*], provided that (a) such Sublicensee [*] the applicable sublicense or any terms of this Agreement [*] and (b) within [*] of such [*] the Sublicensee requests in writing to SU to [*] that [*] terms and conditions applicable to the Licensed Technology [*] agreement between BI and Sublicensee. SU herewith agrees to [*] provided that (i) SU does not have any obligations [*] pursuant to this Agreement and (ii) SU’s rights thereunder (including to [*]) are [*] pursuant to this Agreement with respect to [*] to such Sublicensee.

1.94
Upstream Licenses. The license granted to BI in Section 5.2 include sublicenses under Licensed Technology that is licensed to SU pursuant to the Upstream Licenses. Such sublicenses are subject to the applicable terms of such Upstream Licenses, which are set forth in Schedule 5.5(a)16F. BI acknowledges and agrees to be bound by those terms set forth in Schedule 5.5(b) which are based on relevant terms of the Upstream Licenses. BI acknowledges and agrees that certain of the licenses granted to SU under the Upstream Licenses are non-exclusive, and that BI’s sublicense pursuant to Section 5.2 with respect to the relevant Licensed Technology is exclusive only with respect to SU, and not with respect to the Upstream Licensor.
1.95
Licenses after Expiration of Royalty Term. The licenses granted by SU to BI under the Licensed Technology shall be fully paid-up, perpetual, sub-licensable, transferrable and irrevocable on a country-by-country and Product-by-Product basis upon expiration of the respective Royalty Terms.
6.
DATA AND MATERIAL TRANSFER; REGULATORY FILINGS
1.96
Technology Data Package Transfer. During the first [*] after the Effective Date SU shall furnish to BI a data package that shall include [*] of the Licensed Technology. Further, during the first [*] after the Research Term, SU shall furnish to BI a data package that shall include all Results generated by SU under the Research Plan and [*] of the Licensed Technology to the extent not included in the first data package (both such data packages, the “Data Package”). For clarity, such Data Package shall include but not be limited to the items as further described in Schedule 6.1 (“Technology Data Package Transfer”). SU shall answer all reasonable questions received from BI regarding such transferred Data Package as soon as reasonably possible after receipt. SU shall also transfer to BI any other Know-How Controlled by SU included in the Licensed Technology as may be required by BI for Compound or Product Development purposes and which BI may request from time to time.
1.97
Technical Assistance. For up to [*] after the Research Term or any other timeframe mutually agreed between the Parties, SU shall cooperate with and assist BI with understanding and using the Licensed Technology, including without limitation the SU Know How provided to BI under this Agreement. Such cooperation and assistance shall include, without limitation, providing BI with [*] by teleconference or in person to SU personnel who are [*] for such purpose, and/or who were [*] of Compounds. BI shall be responsible for ensuring that its personnel who receive such assistance are appropriately qualified and experienced for such purpose.
1.98
Regulatory Filings. Following the Effective Date of this Agreement, BI shall control, at its sole cost and expense, the preparation and filing of all regulatory submissions and applications with Regulatory Authorities as may be required for the further Development and Commercialization of Compounds or Products. SU shall provide to BI reasonable support and assistance in connection therewith, as may be reasonably requested from time to time by BI. For the avoidance of doubt, BI or its designated Affiliate shall be the title holder of any regulatory authorizations. Unless already provided as part of the Data Package set forth in Section 6.1, SU shall provide BI access to all the regulatory filings and approvals and data Controlled by SU that were submitted to Regulatory Authorities for the purpose of conducting the Development of a Compound, if any, such access to be provided by [*] the relevant documents or by granting a right of reference, as applicable, in each case as may be reasonably required for BI to obtain approvals for the further Development of a Compound or Product, including Regulatory Approvals.

1.99
Material Transfer and Supply.17F SU shall make available to BI, promptly following BI’s designation of the respective Compound, [*] of Compound [*] SU (as further described in Schedule 6.4 (“Material Transfer and Supply”)) and/or at SU’s Third Party supplier, if applicable0F, [*].
7.
GOVERNANCE
1.100
Implementation of Joint Steering Committee. The Research Program shall be conducted under the direction of a joint steering committee (“JSC”). Within [*] after the Effective Date of this Agreement, the Parties shall establish the JSC comprised of [*] representatives of BI and [*] representatives of SU. Each Party may replace its representatives at any time upon prior written notice to the other Party. In addition, each Party may invite non-voting employees and consultants or scientific advisors reasonably acceptable to the other Party upon prior notice to the other Party and subject to (i) the prior consent of the other Party (not to be unreasonably withheld) and (ii) a written non-conflict of interest statement of the invited individuals other than BI employees, to attend the meetings of the JSC, subject to appropriate confidentiality undertakings. The JSC shall be co-chaired by a representative of each of SU and BI. A secretary of the JSC will be appointed on a Calendar Year rotating basis by either SU or BI, who shall be a representative of such Party, as applicable, with SU naming the first secretary. In case of BI, the nominated Alliance Manager will take the role as secretary of the JSC. The JSC will meet in person (whenever possible, alternating between each Party’s site or otherwise at a mutually agreed location) or by videoconference at least [*] every Calendar Year, unless otherwise mutually agreed by the Parties. Meeting dates will be defined after mutual agreement by both Parties. Each Party shall bear its own costs related to the attendance of such meetings by its representatives, including but not limited to its own travel and lodging expenses. The JSC will disband after [*].
1.101
Responsibilities. The JSC shall oversee the conduct of the collaboration by steering and monitoring the Research Program. Within such scope the JSC shall:
(i)
review the efforts and the progress of the Parties in the conduct of the Research Program;

(ii)
oversee and make decisions regarding the Research Program;

(iii)
amend and review proposed amendments to the Research Plan; and where approved, document such amendments in the JSC minutes;

(iv)
address such other scientific matters relating to the activities of the Research

Program as either Party may bring before the JSC.

The JSC shall not have the power to amend the terms of, or waive compliance with, this Agreement. Unless otherwise set forth in this Agreement, any amendments to the Research Plan must be [*] and must not lead to [*] by either Party.

1.102
Decision Making Authority. A quorum for a meeting of the JSC shall require the presence of at least one representative for each Party. The JSC shall endeavor to reach decisions by consensus. Each Party, through its representative members of the JSC, shall collectively have one vote for decision making purposes. If the representative members cannot agree on a certain matter for which the JSC has decision-making authority, [*] shall have the final casting vote on such matter18F, provided that [*] shall not have the right to use such final casting vote to amend the Research Plan in a manner that would [*] unless otherwise agreed between the Parties [*]. BI will reimburse SU’s costs as set forth in Section 2.1, and the Parties will discuss in good faith [*] under the Research Program. [*] shall not [*] without [*] consent not to be unreasonably withheld.
1.103
Additional Communication. Regular telephone conferences will be scheduled as needed and appropriate in addition to the JSC meetings.
1.104
Program Director. Within [*] after the Effective Date, each Party shall name a program director (the “Program Director”). The respective Program Directors shall appoint, and provide written notice, by email or otherwise of the election of scientific sub-team project members who will serve as the day-to-day contacts between the Parties with respect to the Research Program sub-teams and will be primarily responsible for facilitating the flow of information and otherwise promoting communication of the day-to-day work for the Research Program sub-teams. The Program Director shall conduct regular telephone conferences every [*], or more frequently as deemed necessary or appropriate, to exchange informal information regarding the progress of the Research Program sub-team under the Research Plan.
1.19
Alliance Manager. Within [*] following the Effective Date, each Party shall appoint an alliance manager (“Alliance Manager”) to facilitate logistics, ensure compliance with the Agreement, support the JSC in its governance tasks, work together to facilitate resolution (in accordance with the terms of this Agreement) of issues between the Parties that arise in connection with this Agreement. The Alliance Managers shall aim to organize a first project kick-off meeting within [*] after the Effective Date to introduce the Research Program to the relevant members of both Parties, including but not limited to Program Directors, team members and JSC members, clarify responsibilities and each Party’s expectations, and outline key contractual aspects to ensure alignment among both Parties. The Alliance Managers shall be permanently invited guests to participate in JSC meetings. The Alliance Managers themselves shall communicate regularly, at a minimum, [*].
8.
CHANGE OF CONTROL
1.20
Change of Control of SU. SU shall promptly notify BI of any Change of Control and shall disclose to BI the identity of the Acquirer. The Parties acknowledge and agree that, in the event of a Change of Control of SU, the following shall be implemented in order to ensure that (i) no improper information exchanges occur between SU and the Acquirer, and (ii) BI receives the continued benefit of all of its rights with respect to the Development and Commercialization of Compounds and Products:
a.
[*];
b.
[*];
c.
[*];

The Agreement shall otherwise continue in accordance with its terms, in particular, BI shall retain all of its licenses and other rights hereunder, subject to all of its milestone and royalty payment obligations. However, if SU breaches its obligations according to subsection a. of this Article 8 and such breach constitutes a Default under Section 17.2.1, BI shall have the right to terminate this Agreement for cause in accordance with and under the conditions of Section 17.2.1.

9.
INTELLECTUAL PROPERTY
1.21
Ownership
1.21.1
Background IP. Each Party shall be and shall remain the owner of its own Background IP and this Agreement shall not affect the ownership of any Background IP.
1.21.2
SU Foreground IP. All Intellectual Property (a) that is conceived, discovered, generated, developed or otherwise made by or on behalf either Party or its Affiliates or Sublicensees (alone or jointly) under this Agreement and that is [*] or (b) that is conceived, discovered, generated, developed or otherwise made by or on behalf of SU alone under this Agreement ((a) and (b) collectively, together with the Intellectual Property [*] pursuant to Section [*] (the “SU Foreground IP”) shall be solely owned by SU. In furtherance of the foregoing, BI hereby assigns to SU all right, title and interest in and to any SU Foreground IP described in clause (a) above that is conceived, discovered, generated, developed or otherwise made by or on behalf of BI, its Affiliates or Sublicensees alone or jointly by or on behalf of BI, its Affiliates or Sublicensees on the one hand, and by or on behalf of SU or its Affiliates, in the other hand.
1.21.3
BI Foreground IP. All Intellectual Property that is not SU Foreground IP and that is conceived, discovered, generated, developed or otherwise made by or on behalf of BI, its Affiliates or Sublicensees, alone under this Agreement shall be solely owned by BI (the “BI Foreground IP”).
1.21.4
Joint Foreground IP. All Intellectual Property that is not SU Foreground IP and that is conceived, discovered, generated, developed or otherwise made by or on behalf of BI, its Affiliates or Sublicensees, on the one hand, and by or on behalf of SU or its Affiliates, on the other hand under this Agreement (the “Joint Foreground IP”) shall be owned jointly by the Parties with [*]19F. Each Party shall own an equal, undivided one half interest in and to all Joint Foreground IP and, except to the extent limited by the express terms of this Agreement, shall have the right to Exploit the Joint Foreground IP and grant licenses under or assign its interest in the Joint Foreground IP without a duty of seeking consent from or accounting to the other Party.
1.21.5
Inventors and Inventorship. For purposes of determining ownership under this Agreement, inventorship of any Invention within the Foreground IP shall be determined in accordance with United States patent laws (regardless of where the applicable activities occurred). For clarity, the application of United States patent laws pertaining to inventorship for the purposes of determining ownership does not exclude identification of persons as inventors in patent filings if such person qualify as inventors under the corresponding national Applicable Laws that pertain to such patent filings. The inventors of Foreground IP shall be advised by the applicable Party of their ongoing duty to confidentiality and cooperation in case they resign from their employment with such Party.
1.22
Patent Prosecution.
1.22.1
General. In all patent prosecution activities that relate to Licensed Background Patents and Licensed Foreground Patents as set forth in this Section 9.2, the Parties agree to work together in good faith to [*], to the extent reasonably possible, [*], with [*] on (i) [*] and/or (ii) [*] on (x) [*] and/or (y) [*].
1.22.2
Product-Specific Patenting Activities. BI shall have the first right to control the preparation, filing, prosecution and maintenance of all Product-Specific Licensed Background Patents and Product-Specific Licensed Foreground Patents, including but not limited to [*] (hereinafter “Product-Specific Patenting Activities”), at its own costs and in its own discretion. SU shall fully cooperate with BI with respect to any such

Product-Specific Patenting Activities and execute all lawful papers and instruments, make all rightful oaths and declarations, and provide consultation and assistance as may be necessary in the Product-Specific Patenting Activities, in each case at BI’s reasonable request and expense. BI shall provide SU with copies of all material correspondence received from any patent office with respect to any Product-Specific Licensed Background Patent or Product-Specific Licensed Foreground Patent; provided that such material correspondence is not publicly available. SU shall have the right to review and comment all Product-Specific Patenting Activities, including all draft patent filings, which comments BI will [*]. For the sake of clarity, the right to prosecute or maintain a Patent as part of the Product-Specific Patenting Activities shall include, inter alia in Europe, the right to decide to apply or not to apply for Unitary Patent Protection with the European Patent Office, and the right to decide on “opt-out” and “opt-in” with respect to the jurisdiction of the Unified Patent Court.
1.22.3
Backup rights for Product-Specific Patenting Activities. In the event that BI decides not to file, prosecute or maintain any Product-Specific Licensed Background Patent or Product-Specific Licensed Foreground Patents, then BI shall inform SU of this decision promptly and in no event less than [*] before any mandatory deadline or loss of rights, and SU will have the right but not the obligation to file, prosecute or maintain such Patent in SU’s sole discretion and at SU’s sole cost and expense.
1.22.4
Non-Product-Specific Patenting Activities. SU shall have the first right to control the preparation, filing, prosecution and maintenance of all Non-Product-Specific Licensed Background Patents and Non-Product-Specific Licensed Foreground Patents, including but not limited to [*] (hereinafter “Non-Product-Specific Patenting Activities”), at its own costs and in its own discretion. BI shall fully cooperate with SU with respect to any such Non-Product-Specific Patenting Activities and execute all lawful papers and instruments, make all rightful oaths and declarations, and provide consultation and assistance as may be necessary in the Non-Product-Specific Patenting Activities, in each case at SU’s reasonable request and expense. SU shall provide BI with copies of all material correspondence received from any patent office with respect to any Non-Product-Specific Licensed Background Patent or Non-Product-Specific Licensed Foreground Patent; provided that such material correspondence is not publicly available. BI shall have the right to review and comment all Non-Product-Specific Patenting Activities, including all draft patent filings, which comments SU will [*]. For the sake of clarity, the right to prosecute or maintain a Patent as part of the Non-Product-Specific Patenting Activities shall include, inter alia in Europe, the right to decide to apply or not to apply for Unitary Patent Protection with the European Patent Office, and the right to decide on “opt-out” and “opt-in” with respect to the jurisdiction of the Unified Patent Court.

1.22.5
Backup rights for Non-Product-Specific Patenting Activities.20F In the event that SU decides not to file, prosecute or maintain any Non-Product-Specific Licensed Background Patent or Non-Product-Specific Licensed Foreground Patents, then SU shall inform BI of this decision promptly and in no event less than [*] before any mandatory deadline or loss of rights, and BI will have the right but not the obligation to file, prosecute or maintain such Patent in BI’s sole discretion and at BI’s sole cost and expense.
1.22.6
New filings. The Parties shall coordinate with respect to new Patent filings for Licensed Background Patents and Licensed Foreground Patents to, where possible, file two applications in parallel, to apply for one Product-Specific Licensed Foreground Patent and one Non-Product-Specific Licensed Foreground Patent or one Product-Specific Licensed Background Patent and one Non-Product-Specific Licensed Background Patent, as applicable, or file divisionals during prosecution to separate Product-Specific Claims into separate Patent applications from claims that are not Product-Specific Claims. SU shall not [*] in any Non-Product-Specific Licensed Background Patent that is [*] or any Non-Product-Specific Licensed Foreground Patent without BI’s prior written consent.
1.23
Engaging Individuals. Both Parties shall ensure that all of its and its Affiliates’ employees and any other individuals and legal entities it or its Affiliates engage in the performance of the work under this Agreement will be obligated by Applicable Law, employment agreements or other agreements to validly assign all rights, title and interest in and to any Invention or share in an Invention and related Intellectual Property to such Party. If it is discovered at any time that any individual or legal entity performing work under this Agreement for a Party does not have such obligation, such Party will ensure that an agreement providing for such obligation shall be signed promptly, but not later than [*] after discovery, without prejudice to any other remedies of the other Party.
1.24
Patent Term Extensions. BI shall have full and exclusive right and discretion to determine and control all filings of requests for patent term extensions, supplementary protection certificates or equivalents thereto, in any country in the Territory (hereinafter “Patent Term Extensions”) with respect to any Product-Specific Licensed Background Patent and Product-Specific Licensed Foreground Patent after Regulatory Approval of a Product. All costs and expenses relating to the Patent Term Extensions shall be born solely by BI. Upon reasonable request by BI, SU shall provide, at BI’s expense, support, assistance, and all necessary documents in fully executed form if needed to BI for the purpose of supporting, filing, obtaining, maintaining, defending, and enforcing Patent Term Extensions.
1.25
Patent Enforcement

1.25.1
Either Party shall promptly, but in no instance in more than [*], inform the other Party in writing if such Party becomes aware of any suspected, threatened or actual infringement, by any Third Party, of a Product-Specific Licensed Background Patent or Product-Specific Licensed Foreground Patent, (in each case a “Infringed Product-Specific Patent”), and shall promptly, but in no instance more that [*], provide the other Party with any evidence in such Party’s possession of such suspected, threatened or actual infringement.
1.25.2
BI shall have the first right, but not the obligation, to enforce or defend the Infringed Product-Specific Patent against such Third Party at BI’s sole discretion and at BI’s sole risk, cost and expense. Where BI desires to enforce or defend an Infringed Product-Specific Patent, but may – even as the exclusive licensee of such Infringed Product-Specific Patent– not be able do so due to Applicable Law or regulation, or as required by a court of competent jurisdiction, then BI may request and, upon BI’s request, SU shall join BI in such proceedings, at BI’s sole risk, cost and expense or if such joinder is insufficient to permit BI to enforce or defend such Infringed Product-Specific Patent, then upon BI’s request, SU shall enforce of defend such Infringed Product-Specific Patent against such Third Party at BI’s sole risk, cost and expense. BI shall take the lead in the control and conduct of any such enforcement or defense under this Section 9.5.2, including settlement, in close coordination with SU. Upon reasonable request by BI, SU shall assist BI, at BI’s expense, in any enforcement or defense action under this Section 9.5.2.
1.25.3
In the event that BI decides not to enforce or defend an Infringed Product-Specific Patent against the applicable Third Party infringer or fails to take action to enforce or defend an Infringed Product-Specific Patent within [*] after notification pursuant to Section 9.5.1, then BI shall inform SU of this decision promptly, but not less than [*] prior to any deadline set by a court or other venue of competent jurisdiction, and, upon BI’s prior written consent (not to be unreasonably withheld), SU will have the right but not the obligation to enforce or defend such Infringed Product-Specific Patent against such Third Parties in SU’s sole discretion and at SU’s sole cost and expense; provided, however, that [*].
1.25.4
Either Party shall promptly, but in no instance more that [*], inform the other Party in writing if such Party becomes aware of any suspected, threatened or actual infringement, by any Third Party, of a Non-Product-Specific Licensed Background Patent or Non-Product-Specific Licensed Foreground Patent (in each case an “Infringed Non-Product-Specific Patent”), and shall promptly provide the other Party with any available evidence of such suspected, threatened or actual infringement.
1.25.5
SU shall have the first right, but not the obligation, to enforce or defend the Infringed

Non-Product-Specific Patent against such Third Party at SU’s sole discretion and at SU’s sole risk, cost and expense. SU shall take the lead in the control and conduct of any such enforcement or defense under this Section 9.5.5, including settlement, in close coordination with BI. Upon reasonable request by SU, BI shall assist SU, at SU’s expense, in any enforcement or defense action under this Section 9.5.5.
1.25.6
In the event that SU decides not to enforce or defend an Infringed Non-Product-Specific Patent against Third Party infringers that are Exploiting a Compound, Product and/or Related Molecule, or fails to take action to enforce or defend an Infringed Non-Product-Specific Patent within [*] after notification pursuant to Section 9.5.4, then SU shall inform BI of this decision promptly, but not less than [*] prior to any deadline set by a court or other venue of competent jurisdiction, and, upon SU’s prior written consent (not to be unreasonably withheld), BI will have the right but not the obligation to enforce or defend such Infringed Non-Product-Specific Patent against such Third Parties in BI’s sole discretion and at BI’s sole cost and expense; provided, however, that [*].

The Party enforcing an or defending a Patent pursuant to this Section 9.5 (“Patent Enforcement”) shall keep the other Party reasonably informed of the progress of any such action, and such other Party shall have the right to participate with counsel of its own choice and at its own expense. In addition, the Parties shall assist one another and reasonably cooperate in any such action at the other Party’s reasonable request and expense (including joining as a party plaintiff to the extent necessary or so requested by the other Party). The proceeds (e.g., damages or other compensation) of any enforcement or defense action of BI under this Section 9.5 shall be for the benefit of [*]; provided, however, that any such proceeds actually received by [*] shall, after deduction of the costs and expenses actually borne by and not reimbursed to [*] with respect to such enforcement or defense action, on a Product-by-Product basis, be [*].

1.25.7
The provisions of this Section 9.5 shall additionally apply in the case of any objection, opposition or challenge, by a Third Party, with respect to a Patent included in Licensed Technology, and such an opposed, challenged or objected-to Patent shall be considered an Infringed Product-Specific Patent or Infringed Non-Product-Specific Patent, as applicable, for the purposes of interpreting this Section 9.5. Objections, oppositions or challenges to a Patent under this Section include, for example, nullity actions, declaratory judgment proceedings, Inter Partes reexamination proceedings, Post Grant Review proceedings, patent interference proceedings, ex parte and inter parte reexam proceedings, and patent opposition proceedings in a court, patent office or other administrative authority of competent jurisdiction in any country within the Territory.
1.25.8
The Party enforcing or defending a Patent pursuant to this Section 9.5 shall have the right to settle any such dispute; provided that neither Party will have the right to settle any dispute under this Section 9.5 in a manner that (a) [*], or (b) [*], in either case (a) or (b), without the prior written consent of such other Party, not to be unreasonably conditioned, withheld of delayed.
1.26
Patent Listings. BI shall have the sole right and discretion to make all filings with Regulatory Authorities throughout the Territory with respect to Patents associated with a Product, including determining which Patents are to be listed in the FDA’s Orange Book or Purple Book, or other international equivalents. SU shall (i) provide to BI all information necessary or reasonably useful to enable BI to make such filings with Regulatory Authorities in the Territory with respect to such Patents and (ii) cooperate with BI’s reasonable requests in connection therewith, including meeting any submission deadlines, in each case ((i) and (ii)), to the extent required or permitted by Applicable Law.
1.27
Generic Competition. Notwithstanding the foregoing, if either Party (a) reasonably believes that a Third Party may be filing or preparing or seeking to file a generic or abridged application for Regulatory Approval for a Generic Product that refers or relies on regulatory documentation submitted by either Party to any Regulatory Authority, (b) receives any notice that any Regulatory Authority has received or accepted an application for a Generic Product, or (c) receives any equivalent or similar notice in any other jurisdiction, it shall (i) promptly notify the other Party in writing identifying the alleged applicant or potential applicant and furnishing the information upon which determination is based and (ii) provide the other Party with a copy of any such notice within [*] of the date of receipt. The Parties’ rights and obligations with respect to any legal action that is taken with respect to such Generic Product shall be as set forth in Sections 9.5.2, 9.5.3, 9.5.5, 9.5.6 and 9.5.7, as applicable. The Party taking legal action in accordance with Sections 9.5.2, 9.5.3, 9.5.5, 9.5.6 and 9.5.7, as applicable, with respect to such Generic Product shall have the sole right to determine which Patents are to be enforced [*], and when, in such legal action, and which Patents are not to be enforced in such legal action, including but not limited to the right to determine [*].
1.28
Defense of Claims.
1.28.1
Notice. If any action, suit or proceeding is brought against either Party or any Affiliate of either Party or any Sublicensee alleging the infringement or misappropriation of the Intellectual Property of a Third Party by reason of the Exploitation of any Compound or Product by or on behalf of BI, its Affiliates, Sublicensees, Recognized Agents or Third Party Collaborators (each, an “IP Action”), then such Party will notify the other Party as promptly as possible following the receipt of service of process in such action, suit or proceeding, or the date such Party becomes aware that such action, suit or proceeding has been instituted, and the Parties, or their appropriate respective designees, will meet as soon as possible to discuss the overall strategy for defense of such matter.
1.28.2
Defense. BI will have the first right, but not the obligation, to defend against any IP

Action. If BI elects not to defend any such IP Action or fails to initiate and maintain the defense of any such IP Action in a timely manner such that SU is not prejudiced by the delay, SU may defend against such IP Action. The Parties will cooperate with each other in all reasonable respects in any such IP Action. Each Party will promptly furnish the other Party with a copy of each communication relating to the alleged infringement or misappropriation that is received by such Party including all documents filed in any litigation. Unless otherwise set forth herein, the Party defending such action in accordance with this Section 9.8.2 will have the right to settle such litigation; provided that neither Party will have the right to settle any litigation under this Section 9.8.2 in a manner that (a) [*], or (b) [*], in either case ((a) or (b)), without the prior written consent of such other Party, not to be unreasonably conditioned, withheld or delayed; provided, further that nothing in this Section 9.8.2 will [*]. In the event of any conflicts between Article 16 and this Section 9.8.2, Article 16 shall control. F

1.29
Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”) or any comparable law outside the United States, licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code and any comparable law outside the United States. Each Party agrees that the other Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for “intellectual property”. The Parties further agree that, in the event of the entry of an order for relief in a bankruptcy proceeding by or against a Party under the Bankruptcy Code or analogous provisions of Applicable Law outside the United States, the other Party will be entitled to a complete copy of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in such other Party’s possession, will be promptly delivered to it upon such other Party’s written request thereof. Any agreement supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.
1.30
Registration of Exclusive License. Upon BI’s request, SU shall use [*] to register BI as exclusive licensee for any Licensed Patent in the respective patent registers in the Territory. In the event of a termination of this Agreement for any reason, BI agrees to assist SU in all reasonably useful or necessary actions to delete such registration in the respective patent registers, and BI shall promptly cooperate and sign all documents that are provided by SU to BI that are reasonably useful or necessary to delete such registration.

1.31
New Third Party Licenses.
1.31.1
If SU intends to obtain a license from a Third Party to any Know-How or Patent that is [*] for the Exploitation of a Compound or Product and not [*] (the “New Specific Technology”), both Parties shall discuss in good faith the best way forward to obtain such license (a “New Third Party Specific License”). For any New Third Party Specific License, SU shall (i) [*] and (ii) [*].
1.31.2
If SU intends to obtain a license from a Third Party to any Know-How or Patent that is [*] for the Exploitation of a Compound or Product and [*] (the “New Mandatory Hybrid Technology”), SU shall (i) [*] (such sublicensable license, a “New Mandatory Hybrid License”) and (ii) [*].
1.31.3
If SU obtains a license from a Third Party to any Know-How or Patent that is [*] for the Exploitation of a Compound or Product and [*] (the “New Optional Hybrid Technology”), and such license (a “New Optional Hybrid License”) is sublicensable to BI, SU shall [*] (the New Third Party Specific License, New Mandatory Hybrid License and New Optional Hybrid License, each a “New Third Party License”).
1.31.4
If BI wishes to obtain a sub-license to such New Third Party License, BI shall, within [*] after [*] of any New Third Party License, provide SU with written notice in which BI (a) consents to adding the applicable New Third Party License to the licenses granted to it under Section 5.2, (b) agrees to [*], and (c) agrees in writing that its sublicense under such New Third Party License is subject to the terms and conditions of such agreement and that will be bound by the terms of such New Third Party License which sublicensees are required to be bound by. If BI makes a valid request of this form, then such New Third Party License shall be deemed to be a “New Technology License” and such New Technology License, to the extent falling within the definition of Licensed Technology, shall be added to Licensed Technology and sublicensed to BI under this Agreement.
1.31.5
In no event shall SU [*], unless [*], and both Parties shall discuss in good faith how to approach a Third Party controlling such Know How and Patents necessary to Exploit Compounds and Products.
10.
CONFIDENTIALITY
1.105
General. Each Party acknowledges that confidentiality and Know-How protection is of paramount importance for the other Party.

1.106
Non-disclosure and Non-Use Obligation. Each Party agrees, for the duration of the Confidentiality Period:
1.106.1
hold in strict confidence all Confidential Information of the other Party and/or its Affiliates (the “Disclosing Party”) which has been or will be made available to such Party and/or its Affiliates (the “Receiving Party”) and, subject to the provisions of this Agreement, not to disclose the Disclosing Party’s Confidential Information to any person or entity except to Receiving Party’s Affiliates, and its and their employees, officers, directors and consultants who are required to receive such information to fulfill its obligations or exercise its rights pursuant to this Agreement, provided that prior to any such disclosure, the Receiving Party shall have first imposed written confidentiality and non-use obligations on such entities or individuals materially equivalent to those imposed on the Receiving Party under this Agreement, however, the imposition of such measures shall not relieve the Receiving Party from its obligations hereunder; and
1.106.2
take reasonable precautions to protect the Disclosing Party’s Confidential Information including, without limitation, safeguarding it in a manner at least as secure as it uses to protect its own Confidential Information of like nature, but in any event in a manner not less than reasonable care; and
1.106.3
comply with all Applicable Laws applicable to the Confidential Information including, without limitation, any applicable restrictions on exports, re-exports, deemed exports or other transfers of information to other countries, entities, or persons; and
1.106.4
not use the Disclosing Party’s Confidential Information in any way except solely for the purpose of or as expressly contemplated by this Agreement.
1.107
Permitted Disclosures
1.107.1
Either Party may disclose Confidential Information disclosed to it by the other Party to the extent such disclosure is required by Applicable Law or for making applications or submissions to or otherwise dealing with a Regulatory Authority in connection with the Exploitation of Products or obtaining Patents provided, however, that such Confidential Information shall be disclosed only to the extent reasonably necessary to obtain Patents or authorizations.
1.107.2
If a Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of Section 10.2, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of Section 10.2, and the Party disclosing Confidential Information pursuant to Applicable Law shall take all steps reasonably necessary, including obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.
1.107.3
BI may disclose Confidential Information to potential or actual Sublicensees and Third Party Collaborators, provided such Third Party shall be bound by confidentiality and non-use obligation no less stringent than those provisions set forth in this Section 10.
1.107.4
Either Party may disclose (a) this Agreement, and (b) the reports according to Section 3.3 (in each case (a) and (b) with [*]) to [*], solely in each such case on a need-to-know basis for the purpose of [*]; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement except that the term of confidentiality may be shorter than the Confidentiality Period as long as it is not [*] and including [*].
1.32
Publicity/ Use of Names; Press Releases. Subject to the disclosure authorized in Section 10.3.4, no disclosure of the existence, or the terms, of this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or non-confidential disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Law. The Parties will issue a joint press release following the execution of this Agreement describing the nature of the collaboration between BI and SU in the form as attached to this Agreement as Schedule 10.4 (“Publicity/ Use of Names; Press Releases“). For clarity, the Parties agree that after a press release pursuant to this Section 10.4 (“Publicity/ Use of Names; Press Releases“) has been issued, the Parties may make subsequent public disclosures disclosing the same content without having to again follow the procedures set forth herein; provided such information remains accurate as of such time. If (a) [*] or (b) [*], such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party and any such announcement [*] shall also be subject to prior review and approval by the other Party (except to the extent permitted pursuant to Section 10.3.1).
1.33
Scientific Publications. During the term of this Agreement, SU shall not be entitled to publish or present [*] without first obtaining BI’s prior written consent, [*], provided that following termination of this Agreement, SU may publish or present [*] without BI’s prior written consent. During the Research Term, neither Party shall first publish or first present in a public forum [*] without prior review and comment by the other Party. Each Party agrees to provide the other Party with the opportunity to review any proposed abstract, manuscript or scientific presentation (including any public verbal presentation) that relates to [*], at least [*] prior to its intended submission for publication, and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given a reasonable period of time up to [*] to secure Patent protection for any material in such publication that the other Party believes to be patentable. Both Parties understand that a reasonable commercial strategy may require delay of publication of information for filing of Patent applications first with respect to [*]. The Parties agree to review and decide whether to delay publication of such information to permit filing of patent applications, with each Party having the right to implement such a delay. Neither Party shall have the right to publish or present Confidential Information of the other Party, except as provided in Section 10.4 (“Publicity/ Use of Names; Press Releases”). Nothing contained in this Section 10.5 (“Scientific Publications”) shall prohibit [*]; provided that the non-filing Party is given a reasonable opportunity to review the information to be included prior to submission of such [*]. For clarity, any publication during the Research Term, or by BI and its Affiliates during the remainder of the term of the Agreement, shall be consistent with [*]. After the Research Term but during the remainder of the term of this Agreement, BI and its Affiliates (i) [*] and (ii) [*].
11.
PAYMENT TERMS
1.34
Upstream Licenses Payment Obligations. SU shall be solely responsible to pay all consideration owed to its licensors under the Upstream Licenses. In case of BI becoming the direct licensee or assignee to any such Upstream License on account of SU’s uncured material breach or termination or consent to a termination agreement of such Upstream License or with Surrozen’s prior written consent, all payments due to SU under this Agreement, including royalties, will be made after deduction of the amounts due to be paid or paid by BI, as the case may be, under such Upstream License. For clarification, this shall include any payments that became due before BI becoming the direct licensee or assignee to such Upstream License in case such payment obligations have not been made by SU and are being passed on to BI as assignee. BI shall not increase any amounts due or other obligations of SU under any such Upstream License without SU’s prior written consent.
1.35
Upfront Payment. In consideration of the exclusive license to SU’s Licensed Technology set forth in Section 5.2, BI shall pay to SU a one-time, non-refundable, non-creditable, upfront payment of twelve million five hundred thousand US dollars (USD 12,500,000). The upfront payment shall be due and payable within [*] after (i) the Parties’ execution of this Agreement23F, and (ii) BI’s receipt of an Invoice of such amount from SU.
1.36
Milestone Payments in general. Each milestone payment shall be due and payable to SU within [*] after receipt of an Invoice from SU, which shall be provided to BI as soon as practicable after BI has notified SU that the particular milestone has been achieved (whether achieved by or on behalf of BI or any of its Affiliates or Sublicensees). BI will notify SU within [*] the achievement of any milestone event for which a payment to SU is required under Section 11.4 (“Research Milestone Payments”) – Section 11.8 (“Sales Milestone Payments”). It is hereby understood that each milestone payment shall be paid only for the first achievement of a given milestone by the first24F Compound or Product achieving such milestone, as applicable, and that no additional milestone payments shall be made for any subsequent achievement of such milestone by a subsequent Compound or Product, as applicable.
1.37
Research Milestone Payments. BI shall pay to SU the following one-time, non-refundable, non-creditable research milestone payments (each a “Research Milestone Payment”) set forth below upon the first occurrence of the applicable milestone event with respect to any Compound, provided that each such milestone payment shall be due only once under this Agreement (each a “Research Milestone Event”):

	Research Milestone Event	Research Milestone Payment
1.	[*]	[*] US dollars (USD [*])
2.	[*]	[*] US dollars (USD [*])

1.38
Development Milestone Payments. BI shall pay to SU the following one-time, non-refundable, non-creditable development milestone payments (each a “Development Milestone Payment”) set forth below upon the first occurrence of the applicable milestone event with respect to any Compound, provided that each such milestone payment shall be due only once under this Agreement (each a “Development Milestone Event”):

	Development Milestone Event	Development Milestone Payment
3.	[*]	[*] US dollars (USD [*])
4.	[*]	[*] US dollars (USD [*])
5.	[*]	[*] US dollars (USD [*])
6.	[*]	[*] US dollars (USD [*])
7.	[*]	[*] US dollars (USD [*])
8.	[*]	[*] US dollars (USD [*])
9.	[*]	[*] US dollars (USD [*])
10.	[*]	[*] US dollars (USD [*])

The Development Milestone Payments for [*] (Development Milestone Events [*]) shall be [*] if [*].

1.108
Regulatory Milestone Payments. BI shall pay to SU the following one-time, non-refundable, non-creditable development milestone payments (each a “Regulatory Milestone Payment”) set forth below upon the first occurrence of the applicable milestone event with respect to any Compound, provided that each such milestone payment shall be due only once under this Agreement (each a “Regulatory Milestone Event”):

	Regulatory Milestone Event	Regulatory Milestone Payment
11.	[*]	[*] US dollars (USD [*])
12.	[*]	[*] US dollars (USD [*])
13.	[*]	[*] US dollars (USD [*])
14.	[*]	[*] US dollars (USD [*])
15.	[*]	[*] US dollars (USD [*]
16.	[*]	[*] US dollars (USD [*])
17.	[*]	[*] US dollars (USD [*])
18.	[*]	[*] US dollars (USD [*])
19.	[*]	[*] US dollars (USD [*])
20.	[*]	[*] US dollars (USD [*])

21.	[*]	[*] US dollars (USD [*])
22.	[*]	[*] US dollars (USD [*])
23.	[*]	[*] US dollars (USD [*])
24.	[*]	[*] US dollars (USD [*])
25.	[*]	[*] US dollars (USD [*])
26.	[*]	[*] US dollars (USD [*])
27.	[*]	[*] US dollars (USD [*])
28.	[*]	[*] US dollars (USD [*])

For the avoidance of doubt, the first Product could be different for different countries or different events. The Regulatory Milestone Payments for [*] (Regulatory Milestone Events [*]) shall be [*] if [*].

1.109
Milestone Condition. In the event that any Development Milestone Event or Regulatory Milestone Event [*] has not been achieved at the time of achievement of a milestone event having a higher number in the tables under Section 11.5 and / or 11.6 than the skipped milestone event [*], then each skipped milestone event shall be deemed achieved at the time of achievement of the higher number milestone event, except that a milestone event that is specific to [*] will not be deemed to be achieved and payable solely because a subsequent milestone event was achieved that is specific to [*]. For clarity and by way of example, if the milestone event number 12 in Section 11.6 is achieved but the milestone event number 11 in Section 11.6 has not yet been achieved, the milestone number 11 shall not be deemed achieved due to the fact that milestone event number 12 has been achieved.

1.110
Sales Milestone Payments

BI shall pay to SU each of the following non‑refundable, non‑creditable milestone payments (each a “Sales Milestone Payment“) for the first achievement by a Product of the corresponding milestone event set forth in the table below (each a “Sales Milestone Event“):

	Sales Milestone Event (in USD)	Sales Milestone Payment
29.	[*]	[*] US dollars (USD [*])
30.	[*]	[*] US dollars (USD [*])
31.	[*]	[*] US dollars (USD [*])
32.	[*]	[*] US dollars (USD [*])

Each Sales Milestone payment shall be paid together with the Royalty payments of the Calendar Quarter during which the Sales Milestone Event has been achieved.

1.39
Replacement Products. For clarity, if (i) Development or Commercialization of a Compound or Product, as applicable, is terminated after any milestone payment set forth in Sections 11.4 (“Research Milestone Payments”) - 11.6 (“Regulatory Milestone Payments”) and 11.8 (“Sales Milestone Payments”) above has been made with respect to such Compound or Product, and (ii) a different Compound or Product is selected to replace the terminated Compound or Product (“Replacement Product”), then [*] upon achievement of the same milestone event by such Replacement Product for which SU already received a milestone payment for the original Compound or Product [*].
1.111
Royalties
1.111.1
Amount. BI shall pay to SU the following royalties (the “Royalty”) on Annual Net Sales in the Territory of each Product in the amount set forth below:

Annual Net Sales in the Territory of a Product	Royalty on Net Sales
On that portion below USD [*]	[*]%
On that portion between USD [*] and USD [*]	[*]%
On that portion between USD [*] and USD [*]	[*]%
On that portion between USD [*] and USD [*]	[*]%
On that portion higher than USD [*]	[*]%

1.111.2
Royalty Term
a.
Beginning of Royalty Term. BI's Royalty obligations as set forth in Section 11.10.1 (“Amount“) shall begin, on a country-by-country and Product-by-Product basis, with the First Commercial Sale of such Product in such country.
b.
End of Royalty Term. BI’s Royalty obligations to SU under this Section 11.10 (“Royalties“) shall expire on a country-by-country and Product-by-Product basis upon the latest to occur of (i) [*] following the First Commercial Sale of such Product in such country, (ii) the expiration of Regulatory Exclusivity with respect to such Product in such country or (iii) the expiration of all Valid Claims in such country [*]. For clarity, Patent claims that [*] (“Royalty Term”).
1.111.3
Offsets.
a.
Non-Patented Product. During the applicable Royalty Term, if a Product [*] is not covered by a Valid Claim in such country at the time of sale, then subject to Section 11.10.3d, the Royalty otherwise due under Section 11.10.1 (“Amount”) for such Product in such country shall be reduced by [*].
b.
Third Party Offset. During the Royalty Term, if BI, [*], is required to obtain a license from one or more Third Parties under [*], then the Royalty payments due under Section 11.10.1 (“Amount”) with respect to Net Sales for such Product in such country shall be reduced, subject to Section 11.10.3d, by [*] paid by BI to such Third Party pursuant such license for such Product in such country.
c.
Generic Competition. The Royalty otherwise due under Section 11.10.1 (“Amount”) shall be reduced, subject to Section 11.10.3d, on a country-by-country and Product-by-Product basis, in the event of Generic Competition in a particular country of the Territory to [*] of the amount determined pursuant to Section 11.10.1 (“Amount”) above in any Calendar Quarter in which there is Generic Competition for so long as the Generic Competition exists.
d.
Limits on Deductions. In no event shall the cumulative effect of the deductions in Sections 11.10.3(a) (“Non-Patented Product”) to (c) (“Generic Competition”) reduce the Royalties, on a country-by-country, Product-by-Product and Calendar Quarter-by-Calendar Quarter basis, to less than (i) [*] or (ii) [*], whichever is greater. BI shall [*], but not [*] of such minimum royalty payment, and [*], provided that [*] the minimum royalty payment.
a.
Multiple Royalties. No multiple Royalties shall be payable because a Product, its manufacture, use or sale is or shall be Covered by more than one Valid Claim of a Patent included in the licensed rights hereunder.
1.111.4
Reports and payments. Within [*] following the end of each Calendar Quarter, BI shall submit to SU a written report of Net Sales of Products sold by or on behalf of BI, its Affiliates and Sub-licensees during a Calendar Quarter in each country of the Territory in sufficient detail to permit confirmation of the accuracy of Royalty payments paid, and BI shall pay to SU, within such [*] period and not later than the date of the written report, all Royalties payable by BI. If applicable, such report will specify Net Sales of Products on a Product-by-Product and country-by-country basis (including calculation of Net Sales of Combination Products or Co-Packaged Products ) in the currency for which such Products were sold, and, if the currency of sale was not US dollars, also in US dollars; an accounting of deductions taken in the calculation of Net Sales; details of any Royalty credits taken on a Third Party license-by-Third Party license basis; on a Product-by-Product and country-by-country basis, any reduction, including the relevant market share data on the basis of which such reduction was taken and the source of such data; the applicable exchange rate to convert from each country’s currency to US dollars; the Royalty payments payable in US dollars.
1.111.5
Financial Audit. BI shall keep (and shall cause its Affiliates and Sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit BI to confirm the accuracy of all Royalty payments reported and Sales Milestone Events achieved, for at least [*] following the end of the Calendar Year to which they pertain. SU shall have the right to cause an independent, certified public accountant reasonably acceptable to BI (the “Auditor”) to audit such records solely to confirm Net Sales, Sales Milestone Event payments, and Royalty payments for a period covering not more than the preceding [*], provided that such audits may not be performed more than [*] and [*]. Such audits may be exercised during normal business hours upon reasonable prior written notice to BI. The Auditor will execute a reasonable written confidentiality agreement with BI and will disclose to SU only such information as is reasonably necessary to provide SU with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The report of the Auditor will include the methodology and calculations used to determine the results, will be delivered to BI and SU at the same time, and will be final [*] after delivery to both Parties, it being understood that BI will have the right during such [*] period to discuss the report with the Auditor. In the event the Parties are not in alignment after such [*] period, either Party may refer this matter for resolution in accordance with the defined dispute resolution procedure set forth in Article 18 (“DISPUTE RESOLUTION”) within [*]. SU shall bear the full cost of such audit unless the report of the Auditor discloses an underpayment by BI of more than [*] percent ([*]%) of the amount due for [*], in which case BI shall bear the full cost of such audit. BI shall pay the amount of any underpayment disclosed in the undisputed Auditor’s report, together with interest thereon to SU within [*] after delivery to the Parties of the final Auditor’s report. If such final Auditor’s report discloses an overpayment by BI of the amounts payable hereunder, [*] following the audit in question. Upon the expiration of [*] following the end of any Calendar Year, [*].
1.111.6
Currency Conversion. All Royalties shall be payable in full in US dollars. Any sales of Products incurred in a currency other than US dollars shall be converted to the US dollars equivalent using a rate of exchange that corresponds to the rate used by BI or any of its Affiliates or Sublicensees recording such receipt or expenditure, for the respective reporting period, related to recording such Net Sales or expenses in its books and records that are maintained in accordance with Accounting Standards. If such Party is not required to perform such currency conversion for its Accounting Standards reporting with respect to the applicable period, then for such period such Party shall convert its amounts received and expenses incurred into US dollars using exchange rates published by the European Central Bank (ECB), Frankfurt, Germany. For exchange rates not published by ECB an alternative source will be agreed between the Parties. Any Royalty shall be calculated based upon the US dollars equivalent calculated in accordance with the foregoing.

1.112
Payment Terms; Currency. BI shall pay all amounts payable under this Agreement as stated in the respective sections, upon delivery to BI of an Invoice for such amounts by SU.25F All payments to be made by BI to SU under this Agreement shall be made in US dollars and may be paid by bank wire transfer in immediately available funds to such bank account as may be designated by SU from time to time.
1.40
Taxes in general. Subject to Section 11.13 (“VAT”) and 11.14 (“Withholding Tax”), all payments under or in connection with this Agreement shall be inclusive of any Taxes and each Party shall be responsible for and shall bear, pay or set-off its own Taxes assessed by a tax or other authority except as otherwise set forth in this Agreement1F.
1.41
VAT. All payments due to the terms of this Agreement are expressed to be exclusive of value added Tax (VAT) or similar indirect Taxes (e.g. goods and service tax). VAT/indirect Taxes shall be added to the payments due to the terms if legally applicable. Notwithstanding anything to the contrary in this Agreement, BI will bear (and shall indemnify SU for) any transfer, documentary, sales use, stamp, registration, consumption, goods and services, value added, VAT or other similar Taxes (each an “Indirect Tax”) that is imposed with respect to the transactions, payments or the related transfer of rights or other property pursuant to the terms of this Agreement. If SU bears any Indirect Tax directly BI shall reimburse SU for such Taxes promptly upon receipt of an invoice.
1.113
Withholding Tax. If Applicable Laws or regulations require withholding by BI and/or its Affiliates of any Taxes imposed upon SU on account of any Royalties and other payments paid under this Agreement to benefit of SU, such Taxes shall be retained by BI to the extent required. 2FBI shall (i) inform SU in writing of any forms, certificates or other items that are necessary in order to reduce or eliminate such deduction or withholding; and (ii) provide to SU a reasonable opportunity to furnish such forms, certificates or other items that would reduce or eliminate such deduction or withholding. In the event there is no applicable bilateral income Tax treaty, or if an applicable bilateral income Tax treaty reduces but does not eliminate such withholding or similar Tax, BI and/or its Affiliates shall (1) deduct such Taxes as required by local law from such remittable royalty and other payment , (2) pay such Taxes to the proper Tax authorities on account of SU, and (3) promptly send to SU an official Tax certificate or the best available evidence of such payment sufficient to enable SU to claim such payment of Taxes on SU’s applicable Tax returns. The Parties shall cooperate and exercise their best efforts to ensure that any withholding Taxes imposed on SU are reduced as far as possible under the provisions of any relevant double Tax treaty. Withholding Taxes retained by BI and/or its Affiliates and paid to the proper German/local Tax authorities as well as a possible refund of retained and paid local withholding Taxes from the German/local Tax authorities in favor of SU are paid in local/German currency (Local currency/EUR). Any effect by currency conversion is benefit or burden of SU as Tax-payer and are not refundable or taken by BI and/or its Affiliates. Notwithstanding anything to the contrary in this Agreement, if BI is required to make a payment to SU subject to withholding of Taxes, and if the withholding or deduction of Tax required by Applicable Law with respect to such payment under this Agreement arises or is increased [*], or there is a change, [*], and it is not possible for such withholding to be reduced through the cooperation of the Parties, then such withholding Taxes shall be [*] and any amount payable under this Agreement shall be [*] of withholding Taxes. If BI pays withholding taxes on behalf of SU in such case, SU shall refund BI for any withholding taxes in case SU can recover them after the payment via a tax credit or refund according to national tax provisions or the relevant double tax treaty.4F
1.114
Foreign Derived Intangible Income. BI shall use commercially reasonable efforts to provide, and to cause its Affiliates to provide, any information and documentation reasonably requested by SU to obtain the benefits of Section 250 of the Internal Revenue Code of 1986, as amended and the applicable Treasury Regulations including information required to demonstrate the extent to which the Licensed Technology, Compounds and Products will be sold, consumed, used and/or manufactured outside the United States. SU shall provide on a yearly basis a template to BI outlining the required information for Section 250 of the Internal Revenue Code of 1986, as amended and the applicable Treasury Regulations.
1.115
Interest on Late Payments. If BI fails to pay any payment due under this Agreement as provided herein on or before the date such payment is due, then such late payment will bear interest, to the extent permitted by Applicable Law, at an annual rate of [*] which applied on the due date effective for the first date on which payment was delinquent and calculated for the exact number of days in the interest period based on a year of three hundred sixty (360) days (actual/360). If the [*] is no longer published, the Parties will agree upon another internationally recognized rate which has historically been substantially equivalent to the [*] and utilize such rate retroactively to such time as the rate was no longer available.
1.116
Record Retention; Audits. SU will maintain compliance records with respect to the Research Program under this Agreement. Such records will be adequate to determine whether the Research Program has been conducted in compliance with this Agreement and Applicable Laws. During the Royalty Term of this Agreement, and up to [*] after its expiration or termination, BI reserves the right to audit SU’s records with respect to the Research Program. At all reasonable times after reasonable notice, SU shall provide BI’s representatives, designees, auditors and regulators, as BI may designate from time to time (“BI Auditors”), access (i) to inspect [*] for the Research Program; (ii) to review and examine [*] performance of the Research Program; (iii) to review and examine [*] performance of the Research Program; and (iv) to perform other audits, including [*], if reasonably required, and reviews necessary to enable BI to comply with Applicable Laws. SU must obtain prior written approval from BI prior to destroying any essential documents of the Research Program.

12.
REPRESENTATIONS, WARRANTIES AND COVENANTS
1.117
SU's Representations. SU represents and warrants to BI as of the Effective Date:
1.117.1
SU is and its Affiliates are validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation and SU has the full right, power and authority to enter into this Agreement, conduct the Research Program, grant the licenses under this Agreement and disclose to BI such information and Know-How that is disclosed by SU in performance of its obligations under this Agreement;
1.117.2
This Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Applicable Law of any court, governmental body or administrative or other agency having jurisdiction over it.
1.117.3
SU is not a party to or otherwise bound by any agreements, oral or written, that are inconsistent with its obligations, or BI’s rights, under this Agreement;
1.117.4
SU has all the necessary rights, title and interest to grant the licenses set forth in Sections 5.1 and 5.2 of this Agreement;
1.117.5
Schedule 1.51 (“Licensed Technology”) includes all Patents Controlled by SU that are reasonably necessary or useful for Exploiting any Compound or Product in the Field in the Territory and are in force or pending and have not been abandoned;
1.117.6
SU is not in breach of its obligations under the Upstream Licenses in a way that would entitle the respective licensor to terminate the respective Upstream License.
1.117.7
To SU’s Knowledge, there are no Third Party Intellectual Property rights that would be infringed by the use of the Licensed Technology to conduct the Research Program in the manner contemplated by the Research Plan;
1.41.1
SU has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in and to the Licensed Technology in a manner that prevents SU from granting to BI rights to the Licensed Technology as required by this Agreement;
1.41.2
To SU’s Knowledge, the materials and methods to be employed by or on behalf of SU or provided by or on behalf of SU to BI to perform the Research Program according to the Research Plan [*];
1.117.8
There are no written claims, judgments or settlements pending against SU, its Affiliates or, to SU’s Knowledge, the licensors under the Upstream Licenses with respect to the Licensed Technology and SU has not received notice that any such claims, judgments or settlements are threatened.
1.117.9
SU has furnished or made available to BI [*].
1.117.10
SU (а) has never been debarred or subject to debarment or has received written notice from the FDA of an intent to debar or has been convicted of а crime for which an entity or Person could be debarred under 21 U.S.C. §335а; or (b) has never been under indictment for a crime for which a person or entity could be debarred under 21 U.S.С. §335а.
1.118
BI Representations. BI represents and warrants to SU that as of the Effective Date:
1.41.3
BI is validly existing and in good standing under the Applicable Laws of the state of its incorporation and has the full right, power and authority to enter into this Agreement;
1.118.1
This Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Applicable Law of any court, governmental body or administrative or other agency having jurisdiction over it.
1.118.2
BI is not a party to any agreements, oral or written, that are inconsistent with its obligations under this Agreement.
1.118.3
BI (а) has never been debarred or subject to debarment or has received written notice from the FDA of an intent to debar or has been convicted of а crime for which an entity or Person could be debarred under 21 U.S.C. §335а; or (b) has never been under indictment for a crime for which a person or entity could be debarred under 21 U.S.С. §335а.
1.119
SU Covenants
1.119.1
SU shall not, during the term as determined in Section 17.1 (“Term”), enter into any agreements, oral or written, that are inconsistent with its obligations under this Agreement;
1.119.2
SU shall ensure that all employee Inventions made in connection with the Agreement will be duly transferred to SU;
1.119.3
SU shall not assign, transfer, convey or otherwise encumber its right, title and interest in and to the Licensed Technology, to the extent such assignment, transfer, conveyance or encumbrance conflicts any right granted to BI under this Agreement;
1.119.4
SU has obtained all authorizations and approvals and has notified all authorities necessary for its conduct of animal experiments pursuant to the Research Program and it will strictly comply with all Applicable Laws for the handling, treatment, welfare and ethical treatment of animals in the Research Program;
1.119.5
SU shall not, during the term of this Agreement, (i) breach any of its material obligations under the Upstream Licenses and/or New Technology Licenses and/or (ii) terminate or amend (in a manner that would adversely affect BI’s rights as a sublicensee) any of the Upstream Licenses and/or New Technology Licenses without BI’s prior written approval;
1.119.6
If, during the term of this Agreement, SU becomes aware that it or any of its employees, officers, independent contractors, consultants or agents rendering services relating to the Products: (a) is or will be debarred or convicted of a crime for which a person or entity could be debarred under 21 U.S.C. §335а; or (b) is under indictment for a crime for which a person or entity could be debarred under 21 U.S.C. §335а, then SU shall promptly notify BI of same in writing; and
1.119.7
SU will not knowingly (a) emрlоу or use any Third Party that employs any person debarred by the FDA (or subject to similar sanction of the EMA or other Regulatory Authority) or (b) еmрlоу any person that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of the EMA or other Regulatory Authority), in each of (a)-(b), in the conduct of its activities under this Agreement.
1.120
BI Covenants.
1.120.1
BI shall not, during the term of this Agreement as determined in Section 17.1 (“Term”), enter into any agreements, oral or written, that are inconsistent with its obligations under this Agreement.
1.120.2
BI shall ensure that all employee Inventions made in connection with the Agreement will be duly transferred to BI;
1.120.3
BI has obtained all authorizations and approvals and has notified all authorities necessary for its conduct of animal experiments pursuant to the Research Program and it will strictly comply with all Applicable Laws for the handling, treatment, welfare and ethical treatment of animals in the Research Program; and
1.120.4
BI will not knowingly (a) emрlоу or use any Third Party that employs any person debarred by the FDA (or subject to similar sanction of the EMA or other Regulatory

Authority) or (b) еmрlоу any person that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of the EMA or other Regulatory Authority), in each of (a)-(b), in the conduct of its activities under this Agreement.
1.121
DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND ЕАСH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS ТО THE VALIDITY OF ANY PATENTS OR ТНЕ NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
13.
Trade Compliance
1.42
The Parties acknowledge that any products, goods, software, technology (specific technical information necessary for the development, production or use of a product) and technical services provided by either Party under this Agreement (hereinafter “Items”) may be subject to international, EU, U.S. or other applicable trade compliance and/or export control laws and regulations (hereinafter “Trade Compliance Laws”) restricting exports, re-exports, transfer or disclosures, regardless of the mode of provision. The Parties shall comply with all such Trade Compliance Laws to the extent applicable.
1.43
If the Item is subject to any restriction or license requirement under the Trade Compliance Laws, the Parties shall notify each other about these restrictions accordingly. Upon request, the Parties shall cooperate with each other by providing information and other assistance necessary for the classification, export documentation, license determination, export licensing etc. of Items provided under this Agreement.
1.44
The Parties confirm that they are neither a “Sanctioned Party” in terms of UN, U.S., EU or any national “Sanctioned Party List” nor Controlled by a “Sanctioned Party”. The Parties notify each other without delay in case of any changes of this status.
14.
CUSTOMS26F
1.122
Both Parties hereby agree that SU will not ship any Material without the prior written request by BI. BI will request such Material through a purchase order or similar documentation which will outline the specific amount and price assigned to it as agreed between the Parties.
1.123
SU hereby agrees to monitor total Material synthesis/production and shipment for each Material under the Agreement on a yearly basis. SU shall share such data by filling in the form attached hereto as Schedule 14.2 and by sending it to BI within [*] of the beginning of each Calendar

Year to document the shipments during the previous Calendar Year. Such documentation shall include shipments by Third Parties to BI on behalf of SU.
1.124
To enable BI to perform Material synthesis/production, SU agrees to transfer the synthesis/production protocols and, in case of biological material, cell banks, of all Materials to BI.
1.125
SU agrees to collaborate with BI on determining the potential of SU becoming an approved exporter in a country that has a Reciprocal Preferential Trade Agreement with the EU in place and therefore all Materials meet preferential origin status.
1.126
SU hereby declares that the Material referred to in this Agreement is/are originated from the home country of SU and correspond and fulfill the rules of origin for preferential trade with the EU. SU shall undertake to make available to BI any additional documents required by the relevant customs authorities to prove this.
1.127
SU undertakes to provide legal authorizations for the issue of preference certificates, in particular the status of the authorized exporter under EU free trade agreements or a comparable status in other EU preferential agreements (for example, the status as a registered exporter in the general preferential system (GSP) and ensure the correct exercise of the obligations resulting from the granting of the respective status.
1.128
To comply with Applicable Law, following expiration or termination of this Agreement, SU shall continue to support BI in matters related to Taxes and customs compliance.
15.
ANIMAL WELFARE AND USE27F
1.129
SU represents, warrants and covenants to BI that:

1.129.1
It has obtained and will maintain in full force and effect any and all registrations, licenses, approvals and permits from governmental and other authorities and has notified all authorities necessary for the conduct of animal experiments as it may be required to maintain to conduct the activities allocated to SU pursuant to the Research Plan as required under Applicable Law or it will engage a Third Party service provider that possesses such required registrations, licenses, approvals and permits to perform such activities on SU’s behalf and it will strictly comply with all laws, regulations and guidelines for the handling, treatment, welfare and ethical treatment of animals in research and that it has truthfully completed the Animal Welfare Questionnaire attached hereto as Schedule 15.1.1 (“Animal Welfare Questionnaire”);
1.129.2
it will at all times maintain, adopt and adhere to generally accepted professional standards governing the procurement, provision, care, welfare, treatment, and use of research animals in its actual research and experimentation under the Research Plan, and shall ensure that all SU personnel involved in any such activities are qualified by training and experience to perform same in accordance with such standards;
1.129.3
it will permit BI to inspect and audit its animal care, welfare, housing and use facilities, which are used in connection with the Research Plan, and related records upon request to ensure compliance with this Article and shall cooperate with, facilitate and otherwise support BI in any such inspection and audit up to [*] at its own cost and expense, provided that BI shall provide SU with reasonable advance notice of such inspection and audit. SU will schedule the inspection and audit within [*] of such request.
1.130
The Parties acknowledge and agree that all laboratory animals used, procured or bred by or on behalf of SU under this Agreement are not owned by BI.
16.
INDEMNIFICATION AND LIMITATION OF LIABILITY
1.131
Indemnification by SU. Subject to Section 16.4 (“LIMITATION OF LIABLITY”), SU shall indemnify, defend, and hold harmless BI, and its Affiliates, and their respective officers, directors, employees, licensors, and their respective successors, heirs and assigns and representatives (the “BI Indemnitees”), from and against any and all damages, losses, suits, proceedings, liabilities, costs (including without limitation reasonable legal expenses, costs of litigation and reasonable attorney’s fees) or judgments, whether for money or equitable relief, of any kind (“Damages”) resulting from Third Party (including SU employees) claims or actions, to the extent arising out of or relating to, directly or indirectly: (i) the negligence, recklessness or wrongful intentional acts or omissions of SU, its Affiliates and/or subcontractors and its respective officers, directors, employees in connection with SU's performance of its obligations or exercise of its rights under this Agreement, (ii) any breach by SU of any obligation, representation, warranty or covenant set forth in this Agreement, and (iii) the failure to comply with any Applicable Laws by SU, its Affiliates, or any of its subcontractors, except in any such case (i)-(iii) for Damages to the extent reasonably attributable to any BI Indemnitee with respect to any matter for which BI is liable to indemnify SU pursuant to Section 16.2 (“Indemnification by BI”).
1.132
Indemnification by BI. Subject to Section 16.4 (“Limitation of Liability”), BI shall indemnify, defend, and hold harmless SU and its Affiliates, and their respective officers, directors, employees, licensors, and their respective successors, heirs and assigns and representatives (the “SU Indemnitees”), from and against any and all Damages resulting from Third Party (including BI employees) claims or actions, to the extent arising out of or relating to, directly or indirectly: (i) the negligence, recklessness or wrongful intentional acts or omissions of BI or its Affiliates, and its or their respective directors, officers and employees, in connection with BI’s performance of its obligations or exercise of its rights under this Agreement, (ii) any breach by BI of any obligation, representation, warranty or covenant in this Agreement, (iii) the failure to comply with Applicable Laws by BI or any of its Affiliates and (iv) the Exploitation of any Compound or Product by or on behalf of BI, its Affiliates or Sublicensees, except in any such case for Damages to the extent reasonably attributable to any SU Indemnitee with respect to any matter for which SU is liable to indemnify BI pursuant to Section 16.1 (“Indemnification by SU”).
1.133
Notification; Assumption of Defence; Cooperation and Assistance. In the event that a Party seeks indemnification hereunder with respect to a Third Party claim (a “Third Party Claim”), the Party seeking indemnification (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing of any Third Party Claim in respect of which it intends to claim indemnification under this Article 16. Any failure to provide the Indemnifying Party with any such notice will not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party under this Article 16 except to the extent that the ability of the Indemnifying Party to defend such claim is materially prejudiced by the Indemnified Party's failure to give such notice. If the Indemnifying Party assumes such defence, the Indemnified Party will have the right to participate in the defence thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party; provided, that the Indemnified Party will have the right to employ counsel to represent it at the expense of the Indemnifying Party if the Indemnified Party has been advised by its counsel that there are one or more legal defences available to it that are different from or additional to those available to the Indemnifying Party or that there is otherwise a potential conflict between the interests of the Indemnified Party and the Indemnifying Party, in which event the reasonable fees and expenses of such separate counsel will be paid by the Indemnifying Party. If the Indemnifying Party does not assume control of the defence of a Third Party Claim within [*] after the receipt by the Indemnifying Party of the notice required pursuant to this Section 16.3 (“Notification; Assumption of Defence; Cooperation and Assistance”), the Indemnified Party will have the right to defend such claim in such manner as it may deem appropriate at the reasonable cost and expense of the Indemnifying Party. The Indemnified Party shall cooperate as may be reasonably requested in order to ensure the proper and adequate defence of any action, claim or liability covered by this indemnification. The Indemnifying Party may not settle or otherwise dispose of any Third Party Claim without the prior written consent of the Indemnified Party unless such settlement includes only the payment of monetary damages (which are fully paid by the Indemnifying Party), does not impose any injunctive or equitable relief upon the Indemnified Party, does not require any admission or acknowledgment of liability or fault of the Indemnified Party and contains an unconditional release of the Indemnified Party in respect of such Third Party Claim. The Indemnified Party may not settle or otherwise dispose of any Third Party Claim for which the Indemnifying Party may be liable for damages under this Agreement without the prior written consent of the Indemnifying Party.
1.134
LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER

UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS); PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT APPLY TO ANY BREACH BY A PARTY OF ARTICLE 10 (“CONFIDENTIALTY”) OR 12 (“REPRESENTATIONS, WARRANTIES AND COVENANTS”) OF THIS AGREEMENT, A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 16, THE WILLFUL BREACH OR WILLFUL MISCONDUCT OF THIS AGREEMENT, OR GROSS NEGLIGENCE OR FRAUD BY A PARTY.
17.
TERM & TERMINATION
1.135
Term. This Agreement shall become effective upon the Effective Date and, if not otherwise terminated earlier pursuant to this Article 17 (“TERM & TERMINATION”), shall continue in full force and effect (a) until [*] after the end of the Research Program (the “Selection Period”) if BI has not then selected at least one Target-Specific mono Fzd4 SWAP as a Compound by notice to SU28F or (b) on a country-by-country and Product-by-Product basis until the expiration of the Royalty Term if, prior to or on the end of the Selection Period, BI selects at least one Target-Specific mono Fzd4 SWAP as a Compound .
1.136
Termination for Cause. This Agreement may be terminated at any time during the term of this Agreement by either Party:
1.136.1
Upon Default by the other Party (the “Defaulting Party”) which Default remains uncured for [*] (the “Default Cure Period”), measured from the date the Defaulting Party receives written notice provided by the other Party (the “Non-Defaulting Party“) of such Default (the “Default Notice“). The Default Notice shall identify the Default, the intent to so terminate this Agreement if the Default remains uncured at the end of the Default Cure Period and the actions or conduct that it considers would be an acceptable cure of such Default. In case the Defaulting Party disputes the Default under this Section 17.2.1, then the issue of whether the Non-Defaulting Party may properly terminate this Agreement on expiration of the Default Cure Period shall be resolved in accordance with Article 18 (“DISPUTE RESOLUTION”). If the Parties agree or an arbitral tribunal determines in an interim arbitral award that the alleged Defaulting Party committed a Default and the Defaulting Party does not subsequently cure such Default within [*] after the date of such agreement or receipt of the interim arbitral award (the “Additional Cure Period”), then such termination shall be effective as of the expiration of the Additional Cure Period and the arbitral tribunal shall be notified accordingly. If either Party disputes whether such Default was so cured, either Party alone may request the same arbitral tribunal to determine whether it was so cured. The Parties shall cooperate to allow such determination to be made within [*] after such request by either Party. Such dispute resolution process under Article 18 does not suspend any obligations of either Party hereunder, and each Party shall use reasonable efforts to mitigate any damage. If as a result of the Parties’ agreement or an interim or final arbitral award it is determined that the alleged Defaulting Party did not commit such Default (or such Default was cured in accordance with this Section 17.2.1, including during the Additional Cure Period), then no termination shall be effective, and this Agreement shall continue in full force and effect. Notwithstanding the foregoing, [*].
1.136.2
To the extent permitted by Applicable Laws upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [*] after the filing thereof.
1.137
Termination by BI at Will. BI shall have the right to terminate this Agreement at will upon (i) [*] prior written notice to SU, provided such termination notice will be received by SU prior to [*]; or (ii) [*] prior written notice to SU, provided such termination notice will be received by SU after [*].

1.138
Effects of Expiration or Termination.
1.138.1
Effects of Termination by SU for Cause or by BI at Will. Upon termination of the Agreement by (i) SU pursuant to Section 17.2 (“Termination for Cause”), or (ii) BI according to Section 17.3 (“Termination by BI at Will”):29F
a.
All licenses granted by a Party to the other Party under this Agreement shall immediately terminate;
b.
If such termination occurs prior to the expiration of the Research Term, SU and BI shall as soon as possible wind down and terminate further activities under the Research Program;
c.
Except as reasonably necessary to exercise any surviving right or obligation hereunder, (i) SU shall promptly return to BI or destroy all Confidential Information of BI and, in accordance with Section 2.3, all BI Materials and (ii) BI shall promptly return to SU or destroy all Confidential Information of SU;

d.
To the extent requested by SU, BI shall, at its sole discretion, either elect to (i) enter into a license agreement whereby BI grants to SU a non-exclusive, worldwide, royalty-bearing, sublicensable license to Develop and Commercialize Compounds or Products, which license shall, if requested by SU, be exclusive with respect to the Compounds and Products, under BI’s rights to the (x) Foreground IP Controlled by BI and/or (y) any BI Background IP that has been used for Development or Commercialization of Compounds or Products prior to the time of termination that is reasonably necessary or useful to further develop, manufacture and commercialize any Compounds or Products, or (ii) assign ownership of such Foreground IP and/or such Background IP to SU; always provided that any rights to any BI or Third Party Controlled therapeutically active ingredient (other than a Compound) or device included in any Combination Product(s) or Co-Packaged Product shall be excluded. In each case (i) and (ii), if SU [*], SU shall have an obligation to pay to BI (a) [*] (b) [*] or (c) [*]. In each case (i) and (ii), if SU [*], SU shall pay to BI (i) [*] or (ii) [*]. If [*], SU shall not have any payment obligation to BI for such Product.
e.
In case BI licenses or assigns the rights to Foreground IP as set forth in Section 17.4.1d.
(i)
if applicable, the Parties shall, to the extent requested by SU, and at [*]’s cost and expense, cooperate to promptly transfer to SU the ownership of regulatory filings and approvals to the extent permitted by Applicable Laws, or if a transfer of ownership is not permitted under Applicable Laws, to provide SU a right of reference, contractual or other right as will enable SU to effectively benefit from and control such regulatory filings and approvals, in each case to the extent required for SU to pursue the Development of Compounds and/or Products;
(ii)
BI shall to the extent requested by SU, provide to SU all Know-How (including data) and Materials (1) [*], or (2) [*], in each case of (1) or (2) provided that such Know-How and Materials [*]. Notwithstanding the foregoing, BI shall not be under an obligation to provide any such data if this is not permitted by Applicable Law, including without limitation, applicable data protection laws and regulations.
1.1.1
Effects of Termination by BI for Cause. Upon the termination of this Agreement by BI pursuant to Section 17.2 (“Termination for Cause”) [*] will apply.
1.1.2
[*]BI Termination [*]. [*] BI may in its discretion [*] and render notice to SU accordingly. For the avoidance of doubt, if BI [*], it shall [*], unless this Agreement [*]

terminated by BI or SU pursuant to Section 17.2 (“Termination for Cause”) or by BI pursuant to 17.3 (“Termination by BI at Will”), subject to the conditions set forth in this Section:
a.
BI shall [*], subject to [*]; except that [*]; provided, however, that [*].
b.
Any [*] and, if applicable, all [*] will be [*] following the [*].
1.138.2
Rights Accruing Prior to Expiration or Termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including the obligation to pay for any amounts that accrued prior to the effective date of such expiration or termination.
1.139
Survival. Expiration or termination of this Agreement for any reason shall not relieve a Party from obligations and duties which (i) by their nature extend beyond the expiration or termination of this Agreement or (ii) that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, the following provisions shall expressly survive any such expiration or termination: Articles 1, 10, 11 (solely with respect to payment obligations that accrued prior to the effective date of termination or expiration), 16, 18 and Sections 5.3, 5.6, 9.1, 9.3, 12.5, 14.7, 17.4, 17.5, 19.3 19.5, 19.6, 19.8, and 19.10 through 19.18.
18.
DISPUTE RESOLUTION
1.140
Dispute Resolution.31F Except as provided in Sections 7.2 and 7.3 of this Agreement (regarding the responsibilities and decision-making of the JSC), any dispute, controversy or claim arising out of, in connection with or relating to this Agreement, including any question regarding its existence, formation, validity, enforceability or termination (each a “Dispute”) shall be referred for resolution to the respective Senior Executives of each Party or their duly authorized respective designees with equivalent decision-making authority with respect to matters under this Agreement. The Senior Executives shall attempt in good faith to resolve such Dispute by unanimous consent.
1.141
If the Senior Executives cannot resolve such Dispute within [*] of the matter being referred to them, either Party shall have the right to submit the Dispute to final and binding arbitration (“Request”) under the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) in effect at the time the arbitration case is initiated (the “Rules”), except as otherwise provided in this Article 18. Any disputes concerning the propriety of the commencement of an arbitration shall be resolved by the arbitral tribunal.

1.142
The arbitration shall be conducted by a tribunal of three arbitrators, one nominated by the initiating Party in the Request, the second nominated by the responding Party within [*] after receipt of the Request, and the third, who shall act as chairperson, nominated jointly by the arbitrators within [*] of the nomination of the second arbitrator. If any arbitrator is not nominated within these time periods, the ICC shall appoint such arbitrator. All arbitrators shall be impartial and independent. No arbitrator shall be an employee, director or shareholder of either Party or any of their affiliated companies but each shall have experience in the pharmaceutical industry. The chairperson shall [*].
1.143
The arbitral tribunal shall have the power to decide all questions of arbitrability to the extent permitted by Applicable Law, including the scope, applicability of the agreement to arbitrate.
1.144
The seat, or legal place, of arbitration shall be New York, NY, USA. The arbitration proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in another language shall be submitted in English translation accompanied by the original or a true copy thereof. Each Party agrees to use reasonable efforts to make all of its current employees available to testify or provide written statements, if reasonably necessary.
1.145
Each Party shall bear its own costs, expenses and attorneys' fees incurred in connection with any arbitration. However, the arbitral tribunal shall include in its award an allocation to any Party of costs, expenses and reasonable attorneys' fees, including but not limited to any costs, fees and expenses imposed by the arbitrators or the ICC, as the arbitral tribunal shall deem reasonable. In making such allocation, the arbitral tribunal shall consider the relative success of the Parties on their claims, counterclaims and defences.
1.146
Confirmation of, or judgment upon, any award rendered by the arbitral tribunal may be entered in any competent court or application may be made to any competent court for recognition of such an award and order for enforcement.
1.147
Any payment to be made by a Party pursuant to a decision of the arbitral tribunal shall be made in US dollars, without any deductions made for Tax obligations or any other deductions.
1.45
Neither Party shall be required to [*].
1.148
Interim Relief. Nothing in this Agreement shall limit the right of either Party to apply to the arbitral tribunal or any court of competent jurisdiction for any non-monetary interim relief or provisional remedy, including a temporary restraining order, preliminary injunction or other interim or conservatory relief that may be available under Applicable Law. The arbitral tribunal shall have the authority to grant any provisional or interim remedy that would be available under the Rules or from a court of competent jurisdiction.

1.149
Confidentiality. Except to the extent necessary for the conduct of the arbitration, to protect or pursue a legal right, or to enforce or challenge an award, decision or ruling in bona fide legal proceedings, and except as may be otherwise required under Applicable Law, including without limitation stock market rules and regulations applicable to the Parties as listed companies, neither Party may, and the Parties shall instruct the arbitrators not to, disclose the existence, content, or results of a dispute without the prior written consent of the other Party.
19.
MISCELLANEOUS
1.150
Affiliates. BI may perform its obligations hereunder personally or through one or more Affiliates, although BI shall nonetheless be solely responsible for the performance of its Affiliates. BI shall remain primarily liable for any acts or omissions of its Affiliates. In the event that parts of the scope of work are performed by SU in close collaboration with an Affiliate of BI, BI may notify SU thereof and SU shall Invoice such BI Affiliate according to the information provided by BI.32F
1.151
Subcontracting to Third Parties. SU shall not subcontract any of its obligations under this Agreement to any Third Party if not expressly agreed in writing by BI. Upon subcontracting of a Third Party agreed by BI, SU shall in relation to BI be responsible for the acts and omissions of any subcontractors used to fulfill SU’s obligations hereunder, as if such acts and omissions were its own.33F
1.152
Assignment. Subject to Sections 5.2 and 5.6, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation under this Agreement be assigned or transferred, by either Party without the consent of the other Party; provided, that each Party may, without such consent, assign this Agreement and its rights and obligations hereunder (A) to an Affiliate of such Party, provided that such Party shall remain responsible for such Affiliate’s conduct; or (B) in the event of its merger or consolidation or change in control or similar transaction provided that [*].
1.153
Force Majeure. Neither Party shall be liable or deemed in default for failure to perform any duty or obligation that such Party may have under this Agreement where such failure has been occasioned by any act of God, fire, external strike, inevitable accidents, war, or any other cause outside the reasonable control of that Party, and occurring without its fault or negligence. The Party whose performance has so been interrupted shall give the other Party notice of the interruption and cause thereof, and shall use every reasonable means to resume full performance of this Agreement as soon as possible.
1.154
Severability. In the event that any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement shall be construed as if such clause of portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefore such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law unless doing so would have the effect of materially altering the right and obligations of the Parties.
1.155
Waiver. The failure of either Party to require performance by the other Party of any of that other Party’s obligations hereunder shall in no manner affect the right of such Party to enforce the same at a later time. No waiver by any Party of any condition, or of the breach of any provision, term, representation or warranty contained in this Agreement shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or of any other condition or of the breach of any other provision, term, representation, or warranty hereof. The remedies provided in this Agreement are not exclusive and the Party suffering from a breach or default of this Agreement may pursue all other remedies, both legal and equitable, alternatively or cumulatively.
1.156
Anti-Bribery/Anti-Corruption. SU represents and warrants that it, its owners, directors, officers, employees, sub-contractors and agents will act in full compliance with any applicable anti-bribery and anti-corruption laws and regulations, industry and professional codes of practice (including without limitation FCPA, UK Bribery Act, German Criminal Code, and any other international or local legislation, which may become applicable in connection to the Agreement) and will not offer, promise, pay or arrange for payment or giving of a bribe or any benefit, advantage or anything of value to any Public Official, individual, entity or any other third party in exchange for an improper advantage in any form either directly or indirectly. Any violation of this Section 19.7 constitutes a material breach of this Agreement and will allow BI to terminate this Agreement with immediate effect. SU shall indemnify and hold BI harmless for any loss or damage resulting of a breach by SU, its directors, officers, employees, sub-contractors and agents of this Section 19.7 (“Anti-Bribery/Anti-Corruption”).
1.157
Notices. Any notices and Invoices given under this Agreement shall be in writing and shall be deemed given (i) upon the date of personal delivery or by facsimile transmission (receipt verified), or (ii) one (1) Business Day after dispatch by overnight courier and if confirmed by delivery of the hardcopy original by overnight courier; or (iii) five (5) Business Days after dispatch of registered or certified mail (return receipt requested) and if confirmed by delivery of the hardcopy original by registered mail, in each case postage prepaid, provided that such date is a Business Day (otherwise on the next Business Day) and, in each of subsection (i), (ii) or (iii), above, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided, however, that notices of a change of address shall be effective only upon receipt thereof):

If to SU:

Surrozen Operating Inc.

Attn: Head of Business Development and Head of Legal

171 Oyster Point Blvd, Suite 400

South San Francisco, CA 94080

Emails: [*]

With a copy to:

Marya Postner

Cooley

3175 Hanover Street

Palo Alto, CA 94304-1130

Email: [*]

If to BI:

Boehringer Ingelheim International GmbH

Attn: Head of Transactions and Contract Management

Binger Strasse 173

55216 Ingelheim am Rhein

Germany

E-mail: [*]

With a copy to:

Head of Corporate Legal

(Address as above)

Fax: [*]

1.158
Insurance. During the term of this Agreement, each of the Parties shall maintain insurance consistent with normal business practice and adequate to cover the risks under this Agreement in an amount and for a time period that are usual and customary for a pharmaceutical company of its size (or reasonable self-insurance sufficient to provide materially the same level and type of protection). Each Party shall provide to the other, upon request of the other Party from time to time during the term of this Agreement, a certificate of insurance verifying the existence of such insurance. However, it is understood that the maintenance of such insurance coverage will not relieve either Party of its other obligations under this Agreement.

1.159
Governing Law. This Agreement shall be construed in accordance with and governed exclusively by the laws of the state of New York without regard to the United Nations Convention on Contracts for the International Sales of Goods (CISG) and the rules of conflict of law.
1.160
Headings; Interpretation. The captions to the Articles and Sections of this Agreement are not a part of this Agreement but are merely for convenience to assist in locating and reading the several Sections of this Agreement. Unless specified to the contrary, references to Articles, Sections and Appendices mean the Articles, Sections or Appendices to this Agreement and references to this Agreement include all Appendices hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation34F;” (ii) the word “day” or “year” means a calendar day or year unless otherwise specified; (iii) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other communications contemplated under this Agreement; (iv) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including all Appendices); (v) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (vi) provisions that require that a Party, the Parties or a Committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (vii) words of any gender include the other gender; (viii) words using the singular or plural number also include the plural or singular number, respectively; (x) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (ix) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with Accounting Standards and any particular cost or expense shall be accounted for only once; and (x) neither Party or its Affiliates shall be deemed to be acting “on behalf of” or “under authority of” the other Party.
1.161
Entire Agreement; Amendments. This Agreement represents the entire and integrated agreement between the Parties with respect to the subject matter herein and supersedes all prior and contemporaneous negotiations, representations or agreements, either written or oral, regarding the subject matter of this Agreement, including without limitation any secrecy agreement entered into by the Parties prior to this Agreement. All information exchanged between the Parties under any such prior secrecy agreement shall be deemed to have been disclosed under this Agreement and shall be treated as Confidential Information hereunder. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties.
1.162
Independent Contractors. It is expressly agreed that SU and BI shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither SU nor BI shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.
1.163
Non-Employment. Each Party or where applicable, its subcontractors, shall at all times be and remain the sole employer of persons assigned to the performance of work by such Party hereunder and shall assume any and all obligations, responsibilities and risks to such employment and the possible termination thereof.
1.164
Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including, without limitation, any creditor of either Party. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.
1.165
Further Assurances. Each of SU and BI agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, as the other Party may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement. Each person executing this agreement on behalf of a Party represents and warrants his/her capacity and authority to do so.
1.166
Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law or in equity.
1.167
Counterparts; Electronic Delivery. This Agreement, and any amendments thereto, may be executed in counter-parts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Signatures to this Agreement or its amendments, transmitted by email in “portable document format” (“.pdf”), via DocuSign, or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement, or its amendment, shall have the same effect as physical delivery of the paper document bearing original signature.

[the remainder of this page is intentionally blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the date and year first above written

Boehringer Ingelheim International GmbH

By: /s/ ppa. Detlev Mennerich

Name: Detlev Mennerich

Title: Authorized Signatory

By: /s/ ppa. Dorothee Schwall-Rudolph

Name: Dorothee Schwall-Rudolph

Title: Authorized Signatory

Surrozen OPERATING, INC.

By: /s/ Charles Williams

Name: Charles Williams

Title: Chief Financial Officer

Schedules:

Schedule 1.44: Requirements for Invoices

Schedule 1.51: Non-Exhaustive List of Licensed Technology

Schedule 1.77: Research Plan

Schedule 1.91: Side Letters

Schedule 2.3: Material Transfer Record Form

Schedule 3.3: Development Report

Schedule 5.5: Upstream License Terms and Required Information

Schedule 6.1: Technology Data Package Transfer

Schedule 6.4: Material Supply

Schedule 10.4: Press Release

Schedule 14.2: Partner Shipment Form

Schedule 15.1.1: Animal Welfare Questionnaire

Schedule 1.44
Requirements for Invoices

[*]

Schedule1.51
Non-Exhaustive List of Licensed Technology

[*]

{3 Pages Omitted}

Schedule 1.77

Research Plan

[*]

{15 Pages Omitted}

Schedule 1.91

[*]

{59 Pages Omitted}

SCHEDULE 2.3

Material Transfer Record Form

[*]

{4 Pages Omitted}

Schedule 3.3

Development Report

[*]

{6 Pages Omitted}

Schedule 5.5

Upstream License Provisions

[*]

{12 Pages Omitted}

(a)

Schedule 6.15F

Technology Data Package Transfer

[*]

© 2020 Boehringer Ingelheim International GmbH or one or more of its affiliated companies. All rights reserved.

Schedule 6.4

Material Supply6F

[*]

Schedule 10.4

Press Release

[*]

{3 Pages Omitted}

Schedule 14.2

Partner Shipment Form

[*]

{3 Pages Omitted}

Schedule 15.1.1

Animal Welfare Questionnaire

[*]

{9 Pages Omitted}